Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208808
Registration No. 333-208808-01

PROSPECTUS

DIGITAL REALTY TRUST, L.P.

OFFER TO EXCHANGE

Up to $500,000,000 aggregate principal amount of its

3.400% Notes due 2020,

which have been registered under the Securities Act,

for any and all of its outstanding 3.400% Notes due 2020

Up to $450,000,000 aggregate principal amount of its

4.750% Notes due 2025,

which have been registered under the Securities Act,

for any and all of its outstanding 4.750% Notes due 2025

each series fully and unconditionally guaranteed by Digital Realty Trust, Inc.

•	The exchange offer expires at 5:00 p.m., New York City time, on March 8, 2016 unless extended.

•	We will exchange all outstanding 3.400% Notes due 2020 (the “2020 private notes”) and 4.750% Notes due 2025 (the “2025 private notes” and, together with the 2020 private notes, the “private notes”), such private notes each issued on October 1, 2015, that are validly tendered and not validly withdrawn for an equal principal amount of a new series of 3.400% Notes due 2020 (the “2020 exchange notes”) and 4.750% Notes due 2025 (the “2025 exchange notes” and, together with the 2020 exchange notes, the “exchange notes”), respectively, which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (“SEC”).

•	You may withdraw tenders of outstanding private notes at any time before the exchange offer expires.

•	The exchange of private notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the 2020 exchange notes and the 2025 exchange notes are substantially identical to the terms of the outstanding 2020 private notes and 2025 private notes, respectively, except for transfer restrictions and registration rights relating to the outstanding private notes.

•	If you fail to tender your private notes, you will continue to hold unregistered, restricted securities and it may be difficult to transfer them.

•	Each series of outstanding private notes are, and each new series of exchange notes will be, fully and unconditionally guaranteed by Digital Realty Trust, Inc., a Maryland corporation, our sole general partner, which has no material assets other than its investment in us.

•	You may tender outstanding private notes only in denominations of $1,000 and integral multiples thereof.

•	Our affiliates may not participate in the exchange offer.

•	No public market exists for either series of outstanding private notes. We do not intend to list either series of exchange notes on any securities exchange and, therefore, no active public market is anticipated for the exchange notes.

•	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding private notes where such outstanding private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please refer to “Risk Factors” beginning on page 10 of this prospectus for a description of the risks you should consider when evaluating this investment.

We are not making this exchange offer in any state where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2016.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information that we have previously filed with the SEC and incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Summary	1
Risk Factors	10

Index to the consolidated financial statements	F-1

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus, and such information is available without charge to note holders upon written or oral request to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200 San Francisco, California 94111 (telephone: (415) 738-6500). In order to obtain timely delivery, note holders must request the information no later than five business days prior to the expiration of the exchange offer contemplated by this prospectus, or March 1, 2016.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer will acknowledge by participating in this exchange offer, as a condition to participating in this exchange offer, that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding private notes where such outstanding private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, including under the caption “Risk Factors.”

Explanatory Note

This prospectus includes combined disclosure for Digital Realty Trust, Inc. and Digital Realty Trust, L.P. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “our company” or “the company” refer to Digital Realty Trust, Inc. together with its consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our operating partnership” or “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries.

Digital Realty Trust, Inc. is a real estate investment trust, or REIT, and the general partner of Digital Realty Trust, L.P. As of September 30, 2015, Digital Realty Trust, Inc. owned an approximate 98.0% common general partnership interest in Digital Realty Trust, L.P. The remaining approximate 2.0% common limited partnership interests are owned by non-affiliated investors and certain directors and officers of Digital Realty Trust, Inc. As of September 30, 2015, Digital Realty Trust, Inc. owned all of the preferred limited partnership units of Digital Realty Trust, L.P. As the sole general partner of Digital Realty Trust, L.P., Digital Realty Trust, Inc. has the full, exclusive and complete responsibility for the operating partnership’s day-to-day management and control.

There are few differences between our company and our operating partnership, which are reflected in the disclosure included or incorporated by reference in this prospectus. We believe it is important to understand the differences between our company and our operating partnership in the context of how Digital Realty Trust, Inc. and Digital Realty Trust, L.P. operate as an interrelated consolidated company. Digital Realty Trust, Inc. is a REIT, whose only material asset is its ownership of partnership interests of Digital Realty Trust, L.P. As a result, Digital Realty Trust, Inc. generally does not conduct business itself, other than acting as the sole general partner of Digital Realty Trust, L.P., issuing public equity from time to time and guaranteeing certain debt of Digital Realty Trust, L.P. and its consolidated subsidiaries. Digital Realty Trust, Inc. itself has not issued any indebtedness but guarantees some of the unsecured debt of Digital Realty Trust, L.P. and certain of its subsidiaries and affiliates, as disclosed in this prospectus. Digital Realty Trust, L.P. holds substantially all the assets of the company and holds the ownership interests in the company’s joint ventures. Digital Realty Trust, L.P. conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for net proceeds from public equity issuances by Digital Realty Trust, Inc., which are generally contributed to Digital Realty Trust, L.P. in exchange for partnership units, Digital Realty Trust, L.P. generally generates the capital required by the company’s business through Digital Realty Trust, L.P.’s operations, by Digital Realty Trust, L.P.’s direct or indirect incurrence of indebtedness or through the issuance of partnership units.

The presentation of noncontrolling interests in operating partnership, stockholders’ equity and partners’ capital are the main areas of difference between the condensed consolidated financial statements of Digital Realty Trust, Inc. and those of Digital Realty Trust, L.P. The common limited partnership interests held by the limited partners in Digital Realty Trust, L.P. are presented as limited partners’ capital within partners’ capital in Digital Realty Trust, L.P.’s financial statements and as noncontrolling interests in operating partnership within equity in Digital Realty Trust, Inc.’s financial statements. The common and preferred partnership interests held by Digital Realty Trust, Inc. in Digital Realty Trust, L.P. are presented as general partner’s capital within partners’ capital in Digital Realty Trust, L.P.’s condensed consolidated financial statements and as preferred stock, common stock, additional paid-in capital and accumulated dividends in excess of earnings within stockholders’ equity in Digital Realty Trust, Inc.’s condensed consolidated financial statements. The differences in the presentations between stockholders’ equity and partners’ capital result from the differences in the equity issued at the Digital Realty Trust, Inc. and the Digital Realty Trust, L.P. levels.

Our Company

Overview

We own, acquire, develop, redevelop and manage technology-related real estate. As of September 30, 2015, our portfolio consisted of 132 properties, including eight properties held for sale, 14 properties held as investments in unconsolidated joint ventures and developable land, of which 103 are located throughout North America, 23 are located in Europe, three are located in Australia and three are located in Asia. We are diversified in metropolitan areas where corporate data center and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, London and Paris metropolitan areas in Europe and the Singapore, Sydney, Melbourne, Hong Kong and Osaka metropolitan areas in the Asia Pacific region. The portfolio consists of Internet gateway and corporate data center properties, technology manufacturing properties and regional or national offices of technology companies. Digital Realty Trust, Inc. operates as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and our operating partnership is the entity through which we conduct our business and own our assets.

As of September 30, 2015, the properties in our portfolio, including the 14 properties held as investments in unconsolidated joint ventures, were approximately 93.0% leased, excluding approximately 1.4 million square feet of space under active development and approximately 1.3 million square feet of space held for future development.

Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

Telx Acquisition

On October 9, 2015, we completed the acquisition of Telx Holdings, Inc. (“Telx”) from private equity firms ABRY Partners and Berkshire Partners (the “Telx Acquisition”). Telx was acquired pursuant to an Agreement and Plan of Merger (the “Telx Merger Agreement”) by and among the company, Digital Delta, Inc., a Delaware corporation and wholly owned subsidiary of the company, Telx and BSR LLC, as the sellers’ representative. The purchase price, which was determined through negotiations between us and the sellers, was approximately $1.886 billion (subject to certain adjustments contemplated by the Telx Merger Agreement). The purchase price was paid in cash and was funded with the net proceeds from the (i) public offering of 10,000,000 shares of our 6.350% Series I Cumulative Redeemable Preferred Stock completed on August 24, 2015 (the “Preferred Offering”), (ii) private placement of the private notes by Digital Delta Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Digital Realty Trust, Inc., completed on October 1, 2015 (the “Private Notes Offerings”), and (iii) sale of 10,500,000 shares of our common stock on October 8, 2015 (the “Forward Equity Sale”) pursuant to certain forward sale agreements entered into in connection with the underwritten public offering of our common stock completed on July 20, 2015.

On October 13, 2015, the original issuer of the private notes, Digital Delta Holdings, LLC, was merged with and into the operating partnership, with the operating partnership surviving the merger and assuming the obligations under the indenture governing the private notes (the “Operating Partnership Merger”). The Telx business is now wholly owned by a subsidiary of the operating partnership.

As used in this prospectus, data presented after giving “pro forma effect” has been prepared as if the Private Notes Offerings, the Forward Equity Sale, the Telx Acquisition and the Operating Partnership Merger had occurred on September 30, 2015 for the unaudited pro forma condensed combined balance sheet data. For additional information, see the unaudited pro forma condensed combined financial information of Digital Realty Trust, Inc. and its subsidiaries included elsewhere in this prospectus. The Private Notes Offering, the Forward Equity Sale, the Telx Acquisition and the Operating Partnership Merger are collectively referred to herein as the “Transactions.”

THE EXCHANGE OFFER

The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

The Exchange Offer	We are offering to exchange:

•	the 3.400% Notes due 2020 offered by this prospectus (the “2020 exchange notes”) for any and all of the outstanding 2020 private notes that are properly tendered and accepted; and

•	the 4.750% Notes due 2025 offered by this prospectus (the “2025 exchange notes” and, together with the 2020 exchange notes, the “exchange notes”) for any and all of the outstanding 2025 private notes that are properly tendered and accepted.

You may tender outstanding private notes only in denominations of $1,000 and integral multiples thereof. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $500,000,000 principal amount of 2020 private notes and $450,000,000 principal amount of 2025 private notes are outstanding.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on March 8, 2016 (the 21st business day following commencement of the exchange offer), unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of either series of private notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement with respect to the private notes and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

Procedures for Tendering Private Notes

If you wish to tender your private notes for the exchange notes pursuant to the exchange offer, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the Exchange Agent (as defined below), either with the private notes to be tendered or in compliance with the specified procedures for guaranteed delivery of exchange notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of private notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender private notes pursuant to the exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Letters of transmittal and certificates representing private notes should not be sent to us. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender private notes and requests for information should be directed to the Exchange Agent. See “The Exchange Offer—Exchange Agent.”

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer.

Acceptance of the Private Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal of Tenders.”

U.S. Federal Tax Considerations	The exchange of private notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material federal tax considerations relating to the exchange of private notes for exchange notes, see “Certain United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee, registrar and paying agent for the private notes under the indenture governing the private notes, is serving as the exchange agent for the exchange of private notes for exchange notes (the “Exchange Agent”).

Consequences of Failure to Exchange	If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of the private notes under the Securities Act.

Registration Rights Agreement

You are entitled to exchange your private notes for exchange notes with substantially identical terms, except for transfer restrictions and registration rights relating to the private notes. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes.

We explain the exchange offer in greater detail beginning on page 17.

THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. For purposes of this section entitled “The Exchange Notes” and the section entitled “Description of Notes,” references to “we,” “us,” and “our” refer only to Digital Realty Trust, L.P. and not to its subsidiaries or Digital Realty Trust, Inc.

The form and terms of the 2020 exchange notes and 2025 exchange notes are the same as the form and terms of the 2020 private notes and 2025 private notes, respectively, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer of Exchange Notes	Digital Realty Trust, L.P.

Securities Offered	Up to $500,000,000 aggregate principal amount of 3.400% Notes due 2020.

Up to $450,000,000 aggregate principal amount of 4.750% Notes due 2025.

Maturity Date	October 1, 2020 for the 2020 exchange notes.

October 1, 2025 for the 2025 exchange notes.

Interest	3.400% per year for the 2020 exchange notes and 4.750% per year for the 2025 exchange notes, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2016.

Ranking of Notes

The exchange notes will be our direct, senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the exchange notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the collateral securing the same) and to all existing and future liabilities and preferred equity of our subsidiaries, including guarantees by certain of our subsidiaries of indebtedness under the global revolving credit facility, the term loan facility and the Amended and Restated Note Purchase and Private Shelf Agreement dated November 3, 2011, as amended, which we refer to as our Prudential shelf facility, among Prudential Investment Management, Inc., us, certain of our subsidiaries and the purchasers set forth therein. As of September 30, 2015, after giving pro forma effect to the Transactions, we would have had approximately $3.5 billion of direct senior unsecured indebtedness (exclusive of debt of our subsidiaries, intercompany debt, guarantees of debt, trade payables, distributions payable, accrued expenses and committed letters of credit), and our subsidiaries would have had outstanding approximately $2.2 billion of direct senior unsecured indebtedness (exclusive of intercompany debt, guarantees of debt, trade payables, distributions payable, accrued expenses and committed letters of credit).

Guarantee	Each series of exchange notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. The guarantees will be senior unsecured obligations of Digital Realty Trust, Inc. and will rank equally in right of payment with other senior unsecured obligations of Digital Realty Trust, Inc. from time to time outstanding. Digital Realty Trust, Inc. has no material assets other than its investment in us.

Optional Redemption	Each series of exchange notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the sum of:

•	an amount equal to 100% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest up to, but not including, the redemption date; and

•	a make-whole premium.

Notwithstanding the foregoing, if any of the 2020 exchange notes are redeemed on or after September 1, 2020 (one month prior to the maturity date of the 2020 exchange notes) or if any of the 2025 exchange notes are redeemed on or after July 1, 2025 (three months prior to the maturity date of the 2025 exchange notes), the redemption price will not include a make-whole premium. See “Description of Notes—Optional Redemption at Our Election” in this prospectus.

Certain Covenants	The indenture governing the exchange notes contains certain covenants that, among other things, limit our, the guarantor’s and our subsidiaries’ ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes.”

No Limitation on Incurrence of New Debt	Subject to compliance with covenants relating to our aggregate debt, maintenance of total unencumbered assets, debt service and secured aggregate debt, the indenture will not limit the amount of debt we may issue under the indenture or otherwise.

Further Issuances

We may from time to time, without notice to or consent of existing noteholders, create and issue additional notes having the same terms and conditions as either series of the exchange notes in all respects, except for the issue date and, under certain circumstances, the issue price and first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the applicable series of the previously outstanding exchange notes, provided, however, that such additional notes may not be fungible with such series of the previously outstanding exchange notes for U.S. federal income tax purposes.

No Public Market	Each series of exchange notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either series of exchange notes on any securities exchange or for quotation of either series of exchange notes on any automated dealer quotation system.

Book-Entry Form	The exchange notes will be issued in book-entry only form and each series of exchange notes will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in the global certificates representing the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated exchange notes, except in limited circumstances.

Risk Factors	You should read carefully the “Risk Factors” beginning on page 10 of this prospectus for certain considerations relevant to an investment in the exchange notes.

RISK FACTORS

In addition to other information contained in this prospectus, you should carefully consider the risks described below and incorporated by reference to Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s Combined Annual Report on Form 10-K for the year ended December 31, 2014, and other subsequent filings of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. under the Exchange Act, that are incorporated by reference herein, in evaluating our company, our properties and our business before making a decision to exchange your private notes for exchange notes in the exchange offer. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of the private notes and exchange notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated herein by reference. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to the Exchange Offer

Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the exchange notes and otherwise adversely impact our business and growth prospects.

We have a substantial amount of debt. As of September 30, 2015, after giving pro forma effect to the Transactions, we would have had a total combined indebtedness, including capital lease obligations, of approximately $6.0 billion (exclusive of intercompany debt, guarantees of debt, trade payables, distributions payable, accrued expenses and committed letters of credit), including approximately $2.5 billion of total indebtedness of the operating partnership’s subsidiaries (exclusive of intercompany debt, guarantees of debt, trade payables, distributions payable, accrued expenses and committed letters of credit). We may incur significant additional debt to finance future acquisition, development and redevelopment activities. We have a global revolving credit facility, under which approximately $1.2 billion was available at September 30, 2015, net of outstanding letters of credit. We have a term loan facility, under which approximately $938.3 million was outstanding as of September 30, 2015.

Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences to holders of the exchange notes, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments with respect to the exchange notes and our other indebtedness (including any private notes that remain outstanding upon completion of the exchange offer);

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, further increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any indebtedness with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and cash available for distribution, including our ability to satisfy our debt service obligations with respect to the exchange notes, could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder Digital Realty Trust, Inc.’s ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The effective subordination of the exchange notes may limit our ability to satisfy our obligations under the exchange notes.

The exchange notes will be senior unsecured obligations of Digital Realty Trust, L.P. and will rank equally in right of payment with all of our other senior unsecured indebtedness. However, the exchange notes will be effectively subordinated in right of payment to all of the secured indebtedness of Digital Realty Trust, L.P. to the extent of the value of the collateral securing such indebtedness. While the indenture governing the exchange notes limits our ability to incur additional secured indebtedness in the future, it does not prohibit us from incurring such indebtedness if we are in compliance with certain financial ratios and other requirements. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures the secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the exchange notes, until such secured indebtedness is satisfied in full. As of September 30, 2015, after giving pro forma effect to the Transactions, Digital Realty Trust, L.P. would have had approximately $3.5 billion of senior unsecured indebtedness (exclusive of debt of its subsidiaries, intercompany debt, trade payables, distributions payable, accrued expenses and committed letters of credit).

The exchange notes also will be effectively subordinated to all liabilities and preferred equity of the subsidiaries of Digital Realty Trust, L.P. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, Digital Realty Trust, L.P., as an equity owner of such subsidiary, and therefore holders of our debt, including the exchange notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of September 30, 2015, after giving pro forma effect to the Transactions, the total indebtedness of Digital Realty Trust, L.P.’s subsidiaries would have been approximately $2.5 billion, excluding intercompany debt, distributions payable, accrued expenses, committed letters of credit and trade payables. In addition, certain subsidiaries of Digital Realty Trust, L.P. guarantee our obligations under the notes under our Prudential shelf facility. As of September 30, 2015, there was $75 million in outstanding notes under our Prudential shelf facility. While the indenture governing the exchange notes limits the ability of our subsidiaries to incur additional unsecured indebtedness in the future, it does not prohibit our subsidiaries from incurring such indebtedness if such subsidiaries are in compliance with certain financial ratios and other requirements.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the exchange notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the exchange notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the exchange notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.

Despite our substantial indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our global revolving credit facility, term loan facility, Prudential shelf facility and certain other indebtedness and the indentures governing our other non-exchangeable senior notes and the exchange notes limits our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase. In addition, the credit agreements governing our global revolving credit facility, term loan facility and Prudential shelf facility and the indentures governing our outstanding notes and the exchange notes do not prevent us from incurring obligations that do not constitute indebtedness.

Digital Realty Trust, Inc. generally has no significant operations, other than as Digital Realty Trust, L.P.’s general partner, and no material assets, other than its investment in Digital Realty Trust, L.P.

Each series of the exchange notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. However, Digital Realty Trust, Inc. has no significant operations, other than as Digital Realty Trust, L.P.’s general partner, and no material assets, other than its investment in Digital Realty Trust, L.P. Furthermore, Digital Realty Trust, Inc.’s guarantee of the exchange notes will be effectively subordinated in right of payment to all unsecured and secured liabilities and preferred equity of its subsidiaries (including Digital Realty Trust, L.P. and any entity Digital Realty Trust, Inc. accounts for under the equity method of accounting). As of September 30, 2015, after giving pro forma effect to the Transactions, the total indebtedness of Digital Realty Trust, Inc.’s subsidiaries would have been approximately $6.0 billion (exclusive of intercompany debt, guarantees of debt, trade payables, distributions payable, accrued expenses and committed letters of credit).

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of exchange notes to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by Digital Realty Trust, Inc., could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes. If a court voided such guarantee, holders of the exchange notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the exchange notes to repay any amounts already received from a guarantor. If the court were to void Digital Realty Trust, Inc.’s guarantee, we cannot assure you that funds would be available to pay the exchange notes from any of our subsidiaries or from any other source.

The indenture governing the exchange notes contains restrictive covenants that limit our operating flexibility.

The indenture governing the exchange notes contains financial and operating covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.

In addition, our global revolving credit facility, term loan facility and Prudential shelf facility and indentures governing our other non-exchangeable senior notes require us to meet specified financial ratios and the indenture governing the exchange notes requires us to maintain at all times a specified ratio of unencumbered assets to unsecured debt. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing the exchange notes, our global revolving credit facility, term loan facility and Prudential shelf facility and indentures governing our other non-exchangeable senior notes may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

We cannot assure you that an active trading market will develop for either series of exchange notes, and if an active trading market does not develop for either series of exchange notes, you may not be able to resell them.

We cannot assure you that an active trading market will ever develop for either series of exchange notes. We do not intend to apply for listing of either series of exchange notes on any securities exchange or for quotation of either series of exchange notes on any automated dealer quotation system. The lack of a trading market could adversely affect your ability to sell exchange notes and the price at which you may be able to sell exchange notes. The liquidity of the trading market, if any, and future trading prices of exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for either series of exchange notes will be subject to disruptions which may have a negative effect on the holders of the exchange notes, regardless of our operating results, financial performance or prospects.

If the procedures for tendering your private notes in this exchange offer are not followed, you may not receive exchange notes in exchange for your private notes.

We will issue the exchange notes in exchange for your private notes only if you tender the private notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the Exchange Agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of private notes for exchange. If you are the beneficial holder of private notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender private notes in the exchange offer, you should promptly contact the person in whose name your private notes are registered and instruct that person to tender your private notes on your behalf. If you fail to comply with the procedures related to the exchange offer, you may not receive exchange notes in exchange for your private notes.

Any private notes that are not exchanged will continue to be restricted securities and may become less liquid.

Private notes that are not tendered or that we do not accept for exchange will, following this offer, continue to be restricted securities, and the holder may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the private notes pursuant to this offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer.” Because we anticipate that most holders of the private notes will elect to exchange their private notes for exchange notes, we expect that the liquidity of the market for the private notes remaining after the completion of the exchange offer will be substantially limited. Any private notes tendered and exchanged in this offer will reduce the aggregate principal amount of private notes outstanding. Following the exchange offer, private notes generally will not have any further registration rights, and such private notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for private notes will be adversely affected.

The ability of a broker-dealer to transfer the exchange notes may be restricted.

A broker-dealer that acquired the private notes for its own account as a result of market-making activities or other trading activities must comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated herein by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, expected use of borrowings under our credit facility, portfolio performance, leverage policy, acquisition and capital expenditure plans, capital recycling program, returns on invested capital, supply and demand for data center space, capitalization rates, rents to be received in future periods and expected rental rates on new or renewed data center space contain forward-looking statements. Likewise, our pro forma financial statements included in this prospectus and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and that we may not be able to realize. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of current global economic, credit and market conditions;

•	current local economic conditions in our metropolitan areas;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	our failure to successfully integrate and operate acquired or developed properties or businesses, including Telx;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development of properties;

•	decreased rental rates, increased operating costs or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and development space;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT for federal income tax purposes;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	losses in excess of our insurance coverage;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. The risks included here are not exhaustive, and additional factors could adversely affect our business and financial performance, including factors and risks included in other sections of this prospectus or the documents incorporated by reference herein. Those risks continue to be relevant to our performance and financial condition. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus and in our Combined Annual Report on Form 10-K for the year ended December 31, 2014 as may be updated by subsequent filings with the SEC that are incorporated by reference herein and therein.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 1, 2015, our operating partnership issued $500.0 million of the 2020 private notes and $450.0 million of the 2025 private notes to Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., HSBC Securities (USA) Inc., Lloyds Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Raymond James & Associates, Inc. and TD Securities (USA) LLC, collectively, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on October 1, 2015. Pursuant to the registration rights agreement, we agreed that we would:

(1)	file an exchange offer registration statement with the SEC on or prior to December 30, 2015;

(2)	use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to March 29, 2016; and

(3)	use commercially reasonable efforts to consummate the exchange offer within 90 days after the registration statement is declared effective.

Upon the effectiveness of the exchange offer registration statement of which this prospectus forms a part, we will offer the exchange notes in exchange for the private notes. The registration rights agreement is listed as an exhibit to the registration statement.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above or other interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By delivering a prospectus, a broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

The form and terms of the 2020 exchange notes and 2025 exchange notes are the same as the form and terms of the 2020 private notes and 2025 private notes, respectively, except that:

•	we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•	holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the 2020 exchange notes and the 2020 private notes will be treated as a single class of debt securities under the indenture and the 2025 exchange notes and the 2025 private notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $500.0 million in aggregate principal amount of the 2020 private notes and $450.0 million in aggregate principal amount of the 2025 private notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

The exchange offer is not conditioned on any minimum aggregate principal amount of private notes being tendered for exchange.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered private notes when, as and if we have given written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time on March 8, 2016 (the 21st business day following commencement of the exchange offer), unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the private notes that have been tendered as of the date of such notice.

We reserve the right, in our reasonable discretion:

•	to delay accepting any private notes due to an extension of the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer,

in each case by written notice of the delay, extension or termination to the Exchange Agent and by press release or other public announcement.

We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the 2020 exchange notes will bear interest at a rate equal to 3.400% per year and the 2025 exchange notes will bear interest at a rate equal to 4.750% per year (in each case calculated using a 360-day year). Interest will be payable on the exchange notes semi-annually on each April 1 and October 1.

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes or, if no interest has been paid on the private notes, from the date of initial issuance of the private notes. We will deem the right to receive any interest accrued but unpaid on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration date, transmit to the Exchange Agent, at the address listed under the heading “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if the private notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the private notes to the Exchange Agent at or before the expiration date; or

•	deliver a timely confirmation of book-entry transfer of the private notes into the Exchange Agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of private notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The private notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the signature on the private notes must correspond exactly with the name of any registered holder as such name appears on the private notes.

If the letter of transmittal or any private notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering private notes pursuant to the exchange offer, each holder will represent to us that, among other things, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. In the case of a holder that is not a broker-dealer, that holder, by tendering private notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

The method of delivery of private notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or private notes to us.

If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the private notes by causing DTC to transfer the private notes into the Exchange Agent’s account, including by means of DTC’s Automated Tender Offer Program.

Any registered holder that holds the private notes through Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, S.A., or Clearstream, must comply with the procedures of Euroclear or Clearstream, as applicable, before the expiration date.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the private notes surrendered for exchange are tendered:

•	by a registered holder of the private notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the private notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the private notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account for the private notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of private notes by causing DTC to transfer those private notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered private notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Participants in Euroclear’s or Clearstream’s book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such private notes in that book-entry transfer facility. By blocking such private notes in the relevant book-entry transfer facility, each holder of private notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder’s identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean: Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering private notes that are the subject of the book-entry confirmation; and the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the Exchange Agent at the address listed under “—Exchange Agent” at or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery

If a registered holder of private notes desires to tender the private notes, and the private notes are not immediately available, or time will not permit the holder’s private notes or other required documents to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the Exchange Agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.	stating the name and address of the holder of private notes and the amount of private notes tendered;

2.	stating that the tender is being made; and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

•	the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or any agent’s message, and all other documents required by the letter of transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the expiration date.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of private notes tendered for exchange. This discretion extends to the determination of all questions concerning the time of receipt, acceptance and withdrawal of tendered private notes. These determinations will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular private note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular private note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, you must cure any defects or irregularities with respect to tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

Other Rights

While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

Acceptance of Private Notes for Exchange; Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration date, all private notes properly tendered. We will issue the exchange notes promptly after acceptance of the private notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered private notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with prompt written confirmation of any oral notice.

In all cases, issuance of exchange notes for private notes will be made only after timely receipt by the Exchange Agent of:

•	certificates for the private notes or a timely book-entry confirmation of the private notes into the Exchange Agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

For each private note accepted for exchange, the holder of the private note will receive an exchange note having a principal amount equal to that of the surrendered private note.

Return of Private Notes

Unaccepted or non-exchanged private notes will be returned without expense to the tendering holder of the private notes. In the case of private notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged private notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or numbers and principal amount of the private notes;

•	contain a statement that the holder is withdrawing its election to have the private notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the private notes register the transfer of the private notes in the name of the person withdrawing the tender; and

•	specify the name in which the private notes are registered, if different from that of the depositor.

If certificates for private notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If private notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn private notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under “—Procedures for Tendering” at any time before 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the expiration of the exchange offer, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to you;

•	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer, except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the private notes pursuant to Rule 144A.

Shelf Registration

If:

(1)	we are not:

(a)	required to file the exchange offer registration statement; or

(b)	permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of transfer restricted securities notifies us prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns private notes acquired directly from us or one of our affiliates,

we will file with the SEC a shelf registration statement (as defined in the registration rights agreement) to cover resales of the private notes by the holders of the private notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

For purposes of the foregoing, “transfer restricted securities” means each private note until the earliest to occur of:

(1)	the date on which such private note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2)	following the exchange by a broker-dealer in the exchange offer of a private note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3)	the date on which such private note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)	the date on which such private note is distributed to the public pursuant to Rule 144 under the Securities Act, provided that on or prior to such date either (x) the exchange offer has been consummated or (y) a shelf registration statement has been declared effective by the SEC.

If:

(1)	we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “effectiveness target date”);

(3)	we fail to consummate the exchange offer within 90 business days of the effectiveness target date with respect to the exchange offer registration statement; or

(4)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “registration default”), then we will pay liquidated damages (“liquidated damages”) to each holder of transfer restricted securities and notify the trustee that liquidated damages apply to the transfer restricted securities.

With respect to the first 90-day period immediately following the occurrence of the first registration default, liquidated damages will be paid in an amount equal to one quarter of one percent (0.25%) per annum of the principal amount of transfer restricted securities. The amount of the liquidated damages will increase by an additional one quarter of one percent (0.25%) per annum of the principal amount of transfer restricted securities with respect to the subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of one half of one percent (0.5%) per annum of the principal amount of transfer restricted securities.

All accrued liquidated damages will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of transfer restricted securities in the form of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all registration defaults, the accrual of liquidated damages will cease.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as Exchange Agent for the exchange of private notes for exchange notes. All executed letters of transmittal and any other required documents should be directed to the Exchange Agent at the address (by overnight courier or mail) or facsimile number set forth below. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the Exchange Agent as follows:

Wells Fargo Bank, National Association

By Mail (Registered or Certified Mail Recommended), Overnight Courier or Hand:	By Facsimile Transmission (for Eligible Institutions Only):	Confirm Receipt of Tenders by Telephone:

Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South, 12th Floor Minneapolis, MN 55402 ATTN: Bondholder Communications	(612) 667-6282	(800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the private notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

USE OF PROCEEDS

The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. The private notes tendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not increase our outstanding indebtedness.

The net proceeds from the sale of the private notes after deducting initial purchasers’ discounts and our offering expenses, were approximately $940.3 million. We used the net proceeds from the sale of the private notes to fund a portion of the $1.886 billion purchase price for the Telx Acquisition.

DESCRIPTION OF NOTES

The following description summarizes certain terms and provisions of the notes and the indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture, which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. As used in this section, the terms “we,” “us,” “our” or “Digital Realty Trust, L.P.” refer only to Digital Realty Trust, L.P. and not to any of its subsidiaries or Digital Realty Trust, Inc. Unless the context requires otherwise, references to “notes” in this section mean the exchange notes, the term “interest” includes liquidated damages, if any, as described below and references to dollars mean U.S. dollars.

General

The private notes were issued pursuant to an indenture, among Digital Delta Holdings, LLC, as issuer, Digital Realty Trust, Inc. and Digital Realty Trust, L.P., as guarantors, and Wells Fargo Bank, National Association, as trustee. As a result of the Operating Partnership Merger, Digital Realty Trust, L.P. succeeded Digital Delta Holdings, LLC as issuer of the private notes and will be the issuer of the exchange notes, with Digital Realty Trust, Inc. remaining as the guarantor of the notes. You may request copies of the indenture and the form of the notes from us.

The notes will be senior unsecured obligations of Digital Realty Trust, L.P. and will rank equally in right of payment with each other and with all of Digital Realty Trust, L.P.’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to Digital Realty Trust, L.P.’s mortgages and its other secured indebtedness (to the extent of the value of the collateral securing the same) and to all preferred equity and liabilities, whether secured or unsecured, of Digital Realty Trust, L.P.’s subsidiaries (including guarantees of certain subsidiaries of indebtedness of Digital Realty Trust, L.P. under the global revolving credit facility, term loan facility and our Prudential shelf facility). As of September 30, 2015, after giving pro forma effect to the Transactions, Digital Realty Trust, L.P. would have had outstanding approximately $3.5 billion of direct senior unsecured indebtedness (exclusive of debt of subsidiaries, intercompany debt, guarantees of debt, trade payables, distributions payable, accrued expenses and committed letters of credit) and subsidiaries of Digital Realty Trust, L.P. would have had outstanding approximately $2.2 billion of direct senior unsecured indebtedness (exclusive of intercompany debt, guarantees of debt, trade payables, distributions payable, accrued expenses and committed letters of credit). See “Risk Factors—Risks Related to the Exchange Offer—Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the notes and otherwise adversely impact our business and growth prospects” and “Risk Factors—Risks Related to the Exchange Offer—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.” As of September 30, 2015, approximately $689.0 million was drawn under our global revolving credit facility, and $5.5 million of letters of credit were issued, leaving approximately $1.2 billion available for use, $938.3 million was outstanding under our term loan facility and there was $75 million in outstanding notes under our Prudential shelf facility.

The 2020 exchange notes and the 2025 exchange notes will initially be limited to an aggregate principal amount of $500,000,000 and $450,000,000, respectively. We may from time to time, without notice to or consent of existing note holders, create and issue additional notes having the same terms and conditions as either series of the notes offered by this prospectus in all respects, except for the issue date and, under certain circumstances, the issue price and first payment of interest thereon, provided that such issuance complies with the covenants described under “—Certain Covenants.” Additional notes issued in this manner will be consolidated with and will form a single series with the applicable series of previously outstanding notes, but will not necessarily be fungible with such previously outstanding notes. The notes of either series offered by this prospectus and any applicable additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

The notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under “—Book-Entry, Delivery and Form.” The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. All payments will be made in U.S. dollars.

The terms of the notes provide that we are permitted to withhold from interest payments and payments upon a redemption or maturity of the notes any amounts we are required to withhold by law. For example, non-U.S. holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes.

Except as described in this prospectus under the headings “—Certain Covenants—Limitations on Incurrence of Indebtedness” and “—Merger, Consolidation or Sale,” the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of:

•	a highly leveraged or similar transaction involving Digital Realty Trust, L.P. or any of its affiliates;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving Digital Realty Trust, L.P. or Digital Realty Trust, Inc. that may adversely affect you.

We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any notes so repurchased may not be reissued or resold and will be canceled promptly.

Guarantee

Digital Realty Trust, Inc. will fully and unconditionally guarantee our obligations under each series of notes on a senior unsecured basis, including the due and punctual payment of principal of and interest and premium, if any, on each series of notes, whether at stated maturity, by declaration of acceleration, call for redemption, notice of repurchase or otherwise. The guarantee will be a senior unsecured obligation of Digital Realty Trust, Inc. and will rank equally in right of payment with other senior unsecured obligations of Digital Realty Trust, Inc.

Interest

Interest on the 2020 exchange notes and the 2025 exchange notes will accrue at the rate of 3.400% and 4.750% per year, respectively, from and including October 1, 2015 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2016.

The interest payable will be paid to each holder in whose name a note is registered at the close of business on the March 15 or September 15 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes. Holders whose private notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued but unpaid on the private notes.

If we redeem the notes in accordance with the terms of such notes, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such notes for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date, subject to DTC’s applicable procedures.

Maturity

The 2020 exchange notes and the 2025 exchange notes will mature on October 1, 2020 and October 1, 2025, respectively, and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by Digital Realty Trust, L.P. at its option, as described under “—Optional Redemption at Our Election” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption at Our Election

We may redeem on any one or more occasions some or all of the notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, up to, but not including, the redemption date and (2) a make-whole premium. Notwithstanding the foregoing, if the 2020 exchange notes are redeemed on or after September 1, 2020 (one month prior to the maturity date of the 2020 exchange notes) or if the 2025 exchange notes are redeemed on or after July 1, 2025 (three months prior to the maturity date of the 2025 exchange notes), the redemption price will not include a make-whole premium.

We will calculate the make-whole premium with respect to any 2020 exchange notes redeemed before September 1, 2020 (one month prior to the maturity date of the 2020 exchange notes) or with respect to any 2025 exchange notes redeemed before July 1, 2025 (three months prior to the maturity date of the 2025 exchange notes), as the excess, if any, of:

•	the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on September 1, 2020 (one month prior to the maturity date of the 2020 exchange notes) or July 1, 2025 (three months prior to the maturity date of the 2025 exchange notes), determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on September 1, 2020 (one month prior to the maturity date of the 2020 exchange notes) or July 1, 2025 (three months prior to the maturity date of the 2025 exchange notes); over

•	the principal amount of such note.

“Reinvestment Rate” means, with respect to the 2020 exchange notes, three tenths of one percent (0.3%), and with respect to the 2025 exchange notes, four tenths of one percent (0.4%), in each case, plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available prior to the date of determining the make-whole premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by us) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the then remaining maturity of the notes (assuming the 2020 exchange notes matured on September 1, 2020 (one month prior to the maturity date of the 2020 exchange notes) and the 2025 exchange notes matured on July 1, 2025 (three months prior to the maturity date of the 2025 exchange notes)). If no maturity exactly corresponds to such maturity of the notes, the applicable Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such maturity of the notes.

We will give you notice of any optional redemption at your address, as shown in the security register, at least 30, but not more than 60, days before the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

If we decide to redeem the notes of either series in part, the trustee will select the notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by the depository for the notes. In the event of any redemption of the notes in part, we will not be required to:

•	issue or register the transfer of any note during a period beginning at the opening of business 15 days before any selection of the notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the notes to be so redeemed, or

•	register the transfer of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Certain Covenants

Limitations on Incurrence of Indebtedness.

Limitation on Total Outstanding Debt. Digital Realty Trust, L.P. will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by Digital Realty Trust, L.P. or any of its Subsidiaries in compliance with the indenture governing the notes, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, Total Outstanding Debt would be greater than 60% of Total Assets as of the end of the fiscal quarter covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be.

Secured Debt. In addition to the preceding limitation on the Incurrence of Indebtedness, Digital Realty Trust, L.P. will not, and will not permit any of its Subsidiaries to, Incur any Secured Debt, other than guarantees of Secured Debt Incurred by Digital Realty Trust, L.P. or any of its Subsidiaries in compliance with the indenture governing the notes, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of Secured Debt would be greater than 40% of Total Assets as of the end of the fiscal quarter covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be.

Unencumbered Assets. Digital Realty Trust, L.P. and its Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt.

Ratio of Consolidated EBITDA to Interest Expense. In addition to the preceding limitations on the Incurrence of Indebtedness, Digital Realty Trust, L.P. will not, and will not permit any Subsidiary to, Incur any Indebtedness other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by Digital Realty Trust, L.P. or any of its Subsidiaries in compliance with the indenture governing the notes, if the ratio of Consolidated EBITDA to Interest Expense for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)) prior to the date on which such additional Indebtedness is to be Incurred shall have been less than 1.50:1.00 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Indebtedness and any other Indebtedness Incurred by Digital Realty Trust, L.P. and its Subsidiaries since the first day of such quarterly period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

•	the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the preceding bullet and not this bullet) by Digital Realty Trust, L.P. and its Subsidiaries since the first day of such quarterly period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

•	in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•	in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by Digital Realty Trust, L.P. or any of its Subsidiaries from the first day of such quarterly period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments to Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

Reports. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Digital Realty Trust, L.P. will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

•	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Digital Realty Trust, L.P. were required to file such reports; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if Digital Realty Trust, L.P. were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Digital Realty Trust, L.P.’s consolidated financial statements by its independent registered public accounting firm. In addition, Digital Realty Trust, L.P. will file a copy of each of the reports referred to above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make the reports available on its website within those time periods.

If, at any time Digital Realty Trust, L.P. is not subject to the periodic reporting requirements of the Exchange Act for any reason, it will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Digital Realty Trust, L.P. will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Digital Realty Trust, L.P.’s filings for any reason, it will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Digital Realty Trust, L.P. were required to file those reports with the SEC.

Certain Definitions

Set forth below are certain defined terms used in this prospectus and the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Capitalization Rate” means 8.25%.

“Consolidated EBITDA” means, for any period of time, without duplication, consolidated net income (loss) of Digital Realty Trust, L.P. and its Consolidated Subsidiaries plus amounts which have been deducted and minus amounts which have been added for, without duplication, (a) Interest Expense, (b) depreciation and amortization and other non-cash items deducted in arriving at net income (loss), (c) provision for taxes based on income or profits, (d) non-recurring or other unusual items, as determined by Digital Realty Trust, L.P. in good faith (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), (e) extraordinary items, (f) noncontrolling interests, (g) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP, and (h) gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges; provided, however, that in no event will Consolidated EBITDA include (x) net income (loss) (whether pursuant to the equity method of accounting or otherwise) on account of any of Digital Realty Trust, L.P.’s or its Consolidated Subsidiaries’ unconsolidated subsidiaries and other partially owned entities or (y) net income (loss) generated from Digital Realty Trust, L.P.’s real property under construction or Redevelopment Properties; provided, further, that all amounts for such period shall be reasonably determined by Digital Realty Trust, L.P. in accordance with GAAP to the extent GAAP is applicable. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (i) in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of the assets in service or removal of the assets from service as if the placement of the assets in service or removal of the assets from service occurred at the beginning of the period; and (ii) in the case of any acquisition or disposition of any asset or group of assets from the beginning of the period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of Digital Realty Trust, L.P. that is consolidated in the Consolidated Financial Statements of Digital Realty Trust, L.P.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of Digital Realty Trust, L.P. or any Subsidiary of Digital Realty Trust, L.P. will be deemed to be Incurred by Digital Realty Trust, L.P. or such Subsidiary whenever Digital Realty Trust, L.P. or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligation of a Subsidiary of Digital Realty Trust, L.P. existing prior to the time it became a Subsidiary of Digital Realty Trust, L.P. will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary of Digital Realty Trust, L.P.; and Indebtedness or other obligation of a Person existing prior to a merger or consolidation of such Person with Digital Realty Trust, L.P. or any Subsidiary of Digital Realty Trust, L.P. in which such Person is the successor to Digital Realty Trust, L.P. or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Consolidated Subsidiary or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” of Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Consolidated Subsidiary means, without duplication, any of Digital Realty Trust, L.P.’s indebtedness or that of any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by Digital Realty Trust, L.P. or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than Digital Realty Trust, L.P., Digital Realty Trust, Inc. or a Consolidated Subsidiary which is secured by any lien on property owned by Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Consolidated Subsidiary as lessee which is reflected on Digital Realty Trust, L.P.’s consolidated balance sheet as a capitalized lease in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than Digital Realty Trust, L.P. or any of its Consolidated Subsidiaries) of the type described in clauses (a)-(d) of this definition.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of us, Digital Realty Trust, Inc. and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which we or Digital Realty Trust, Inc. is the borrower, such Indebtedness is subordinate in right of payment to the notes.

“Interest Expense” means, for any period of time, consolidated interest expense for such period of time, whether paid, accrued or capitalized, without deduction of consolidated interest income, of Digital Realty Trust, L.P. and its Consolidated Subsidiaries, including, without limitation or duplication, or, to the extent not so included, with the addition of (a) the portion of any rental obligation in respect of any capital lease obligation allocable to interest expense in accordance with GAAP and (b) the amortization of Indebtedness discounts, but excluding prepayment penalties, in all cases as reflected in the applicable Consolidated Financial Statements.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Redevelopment Property” means a property owned by Digital Realty Trust, L.P. or a Consolidated Subsidiary (a) where the commenced leased square footage is less than 60% of the sum of net rentable square feet and redevelopment space, with reasonable adjustments to leased square footage determined in good faith by Digital Realty Trust, L.P., including adjustments for available power, required support space and common area and (b) that Digital Realty Trust, L.P. reasonably characterizes as held in whole or in part for redevelopment.

“Secured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

“Total Assets” as of any date means the sum, without duplication, of (a) Consolidated EBITDA for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, (b) the undepreciated cost basis of Digital Realty Trust, L.P. and its Consolidated Subsidiaries’ real property under construction and Redevelopment Property as of the end of the quarterly period used for purposes of clause (a) above, in each case as determined by Digital Realty Trust, L.P. in good faith, and (c) for all assets of Digital Realty Trust, L.P. and its Consolidated Subsidiaries other than the assets referred to in (a) and (b) above, the undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangible assets).

“Total Outstanding Debt” means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P. as of that date, excluding Intercompany Indebtedness; and (2) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P.’s Consolidated Subsidiaries, all as of that date, excluding Intercompany Indebtedness.

“Total Unencumbered Assets” means, as of any time, the sum of (a) Unencumbered Consolidated EBITDA for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, and (b) to the extent not subject to any Secured Debt, the value of the assets described in clauses (b) and (c) of the definition of Total Assets; provided, however, that all investments by Digital Realty Trust, L.P. and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Unencumbered Consolidated EBITDA” means, for any quarter, Consolidated EBITDA for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to the time of determination less any portion thereof attributable to any properties or assets subject to any Secured Debt, as determined in good faith by Digital Realty Trust, L.P.

“Unsecured Debt” means that portion of Total Outstanding Debt that is not Secured Debt.

No Protection in the Event of a Change of Control

The notes will not contain any provisions that may afford holders of the notes protection in the event Digital Realty Trust, L.P. or Digital Realty Trust, Inc. have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of the notes.

Merger, Consolidation or Sale

Digital Realty Trust, L.P. and Digital Realty Trust, Inc. may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•	Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture and the registration rights agreement;

•	immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officers’ certificate covering these conditions shall be delivered to the trustee.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to any series of the notes:

•	default for 30 days in the payment of any installment of interest under the notes of such series;

•	default in the payment of the principal amount or redemption price due with respect to the notes of such series, when the same becomes due and payable;

•	failure to comply with any of our other agreements in the notes or the indenture with respect to such series upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	failure to pay any Indebtedness that is (a) of Digital Realty Trust, L.P., Digital Realty Trust, Inc., any Subsidiary in which Digital Realty Trust, L.P. has invested at least $75,000,000 in capital (a “Significant Subsidiary”) or any entity in which Digital Realty Trust, L.P. is the general partner, and (b) in an outstanding principal amount in excess of $75,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes of such series); or

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Significant Subsidiary or any substantial part of their respective property.

If an Event of Default under the indenture with respect to the notes of a particular series occurs and is continuing (other than an Event of Default specified in the last bullet above, which shall result in an automatic acceleration), then, in every case, the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal amount of all of the notes of such series to be due and payable immediately by written notice thereof to Digital Realty Trust, L.P. (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of outstanding notes of such series may rescind and annul the declaration and its consequences if:

•	Digital Realty Trust, L.P. or Digital Realty Trust, Inc. shall have deposited with the trustee all required payments of the principal of and interest and premium on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest and premium on the notes of such series, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes of any series may waive any past default with respect to the notes of such series and its consequences, except a default:

•	in the payment of the principal of or interest or premium on the notes of such series (provided, however, that the holders of a majority in principal amount of the outstanding notes of such series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration); or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes of any series within 90 days of a default with respect to such series of notes actually known to the trustee under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of such series of any default with respect to the notes of such series (except a default in the payment of the principal of or interest and premium on the notes of such series) if the trustee considers such withholding to be in the interest of the holders of notes of such series.

The indenture provides that no holder of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default with respect to any series of notes from the holders of not less than 25% in principal amount of the outstanding notes of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the notes of such series from instituting suit for the enforcement of payment of the principal of and interest or premium on the notes of such series at the respective due dates thereof. A holder of notes of any series may not use the indenture to prejudice the rights of another holder of such series of notes or to obtain a preference or priority over another holder of notes of such series, except in the manner provided therein and for the equal and ratable benefit of all holders of the applicable series.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes of a particular series then outstanding under the indenture, unless the holders of notes of such series shall have offered to the trustee security or indemnity reasonably satisfactory to it. The holders of a majority in principal amount of the outstanding notes of a particular series (or of all the notes of such series then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which a responsible officer of the trustee determines would involve the trustee in personal liability.

Within 120 days after the close of each fiscal year, Digital Realty Trust, L.P. and Digital Realty Trust, Inc. must deliver an officers’ certificate certifying to the trustee whether or not the signing officers have knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification, Waiver and Meetings

Modifications and amendments of the indenture with respect to any particular series of notes will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes of such series; provided, however, that no modification or amendment may, without the consent of each holder affected:

•	reduce the amount of the notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes;

•	reduce the principal of or premium on or change the fixed maturity of the notes;

•	waive a default in the payment of the principal of or premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on the notes payable in currency other than that stated in the notes;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of or premium or interest on the notes and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	waive a redemption payment with respect to the notes; or

•	release Digital Realty Trust, Inc. as a guarantor of the notes other than as provided in the indenture or modify the guarantees in any manner adverse to the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture with respect to any particular series of notes will be permitted to be made by Digital Realty Trust, L.P., Digital Realty Trust, Inc. and the trustee without the consent of any holder of the notes of such series for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;

•	to evidence a successor to Digital Realty Trust, L.P. as obligor or Digital Realty Trust, Inc. as guarantor under the indenture with respect to such series of notes;

•	to make any change that does not adversely affect the interests of the holders of any notes then outstanding;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to reflect the release of Digital Realty Trust, Inc., as guarantor, in accordance with the provisions of the indenture;

•	to secure the notes;

•	to add guarantors with respect to any series of the notes; and

•	to conform the text of the indenture, any guarantee or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, such guarantee or the notes (as certified in an officers’ certificate).

In determining whether the holders of the requisite principal amount of outstanding notes of a particular series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of notes of such series, the indenture provides that notes owned by Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any other obligor upon the notes or any affiliate of Digital Realty Trust, L.P. or of the other obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of notes of each series. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by Digital Realty Trust, L.P., Digital Realty Trust, Inc. or the holders of at least 10% in principal amount of the outstanding notes of the applicable series, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note of a particular series affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes of the applicable series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes of the applicable series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes of a particular series duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes of the applicable series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes of such series, holders holding or representing the specified percentage in principal amount of the outstanding notes of such series will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the notes of a particular series with respect to any action that the indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes of such series may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes of such series.

Trustee

Wells Fargo Bank, National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at our option.

If an Event of Default occurs and is continuing, the trustee will be required to use the same degree of care and skill a prudent person would use under the circumstances in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member or partner of Digital Realty Trust, L.P. or Digital Realty Trust, Inc. or any of their respective Subsidiaries, as such, will have any liability for any obligations of Digital Realty Trust, L.P. or Digital Realty Trust, Inc. under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

Each series of notes will be represented by one or more global notes (the “Global Notes”) that will be deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., the nominee of DTC.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

Each series of notes will be represented by one or more global notes that will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of its participating organizations, or participants, and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of the participants and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., or the Euroclear Operator, under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation, or the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When the notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit the Clearstream Participant’s or Euroclear Participant’s account, as applicable. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer the notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies Digital Realty Trust, L.P. that it is unwilling or unable to continue as depositary for the global note and Digital Realty Trust, L.P. fails to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

Defeasance of Notes and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that we may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue

Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that upon compliance with certain conditions:

•	we may omit to comply with certain covenants set forth in the indenture, and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes, or covenant defeasance.

The conditions include:

•	irrevocably depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes, and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Governing Law

The indenture, the notes, the guarantees and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the private notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the private notes or the exchange notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the private notes for the exchange notes pursuant to the exchange offer.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	United States persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the private notes or exchange as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the private notes or exchange notes under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE PRIVATE NOTES FOR THE EXCHANGE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of private notes for exchange notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the private notes. Accordingly, the exchange of private notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the private notes exchanged therefor and the same tax consequences to holders as the private notes have to holders, including without limitation, the same issue price, tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the private notes or exchange notes (including any broker-dealers), as the case may be, against liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the securities covered by this prospectus. Latham & Watkins LLP, Los Angeles, California has issued an opinion to us regarding certain matters with respect to the validity of the securities covered by this prospectus.

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein, and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three year period ended December 31, 2014, incorporated by herein, and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Telx Holdings, Inc. included in Digital Realty Trust, Inc.’s Current Report on Form 8-K dated August 13, 2015, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Telx Holdings, Inc.’s restatement of its financial statements as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information that we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at http://www.digitalrealty.com. The information found on, or otherwise accessible through, this website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

You should rely only upon the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information Digital Realty Trust, Inc. and Digital Realty Trust, L.P. file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that Digital Realty Trust, Inc. or Digital Realty Trust, L.P. later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC:

•	the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2014;

•	the Combined Quarterly Reports on Form 10-Q of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2015 (solely to the extent specifically incorporated by reference into the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2014);

•	the Combined Current Reports on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on February 19, 2015 (except with respect to Item 7.01 thereof), March 19, 2015, April 16, 2015 (except with respect to Item 7.01 thereof), April 21, 2015, June 23, 2015, July 14, 2015 (except with respect to Item 7.01 thereof and with respect to the Independent Auditor’s Report included in Exhibit 99.3 on the condensed consolidated financial statements as of and for the three months ended March 31, 2015 and 2014 which was incorrectly included in the Form 8-K by Digital Realty Trust, Inc. and Digital Realty Trust, L.P. and is not intended to be and should not be used by anyone other than Telx Holdings, Inc. in any investment decision), July 20, 2015, July 28, 2015, August 17, 2015, August 24, 2015, September 24, 2015, October 2, 2015, October 9, 2015, October 19, 2015, November 12, 2015, November 16, 2015 and January 21, 2016;

•	the Current Report on Form 8-K of Digital Realty Trust, Inc. filed with the SEC on May 14, 2015 and August 13, 2015; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and prior to the termination of this offering (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111.

Telx Holdings, Inc. and Subsidiaries

Condensed Consolidated Financial Statements

September 30, 2015

Telx Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

(Unaudited)

(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
		Restated
Assets
Cash and cash equivalents	$12,069	$11,865
Accounts receivable, net of allowance for doubtful accounts of $1,465 and $677	20,194	14,709
Current deferred tax assets	1,118	2,219
Prepaid expenses	2,830	2,565
Deferred sales commissions	3,168	2,713
Unbilled revenue	3,897	3,231
Deferred financing costs, net	3,633	3,963
Other current assets	534	863

Total current assets	47,443	42,128

Property and equipment, net	368,619	375,348
Goodwill	339,013	339,013
Trademark	129,941	129,941
Customer relationships, net	124,246	138,408
Other intangible assets, net	5,664	6,032
Deferred financing costs, net	18,593	22,737
Cash - restricted	2,712	1,965
Other assets	10,077	8,617

Total assets	$1,046,308	$1,064,189

Liabilities and Stockholders’ Equity
Accounts payable	$5,094	$8,472
Accrued power	5,335	4,378
Accrued payroll and bonus	5,856	6,675
Other accrued expenses and other current liabilities	12,626	12,758
Customer security deposits	2,058	1,652
Deferred revenue	4,248	4,268
Current portion of capital leases and other financing obligations	5,468	5,084
Current portion of term loan and other loans payable	20,185	29,174

Total current liabilities	60,870	72,461
Customer security deposits, less current portion	278	729
Deferred rent	110,722	87,328
Deferred revenue, less current portion	6,867	6,325
Deferred tax liabilities	59,007	59,111
Capital leases and other financing obligations, less current portion	43,113	47,334
Term loan and other loans payable, less current portion	735,005	730,013

Total liabilities	1,015,862	1,003,301

Common stock, par value $0.001 per share; 400,000 shares authorized, 300,083 shares issued and outstanding	—	—
Additional paid–in capital	157,615	157,225
Accumulated deficit	(127,169)	(96,337)

Total stockholders’ equity	30,446	60,888

Total liabilities and stockholders’ equity	$1,046,308	$1,064,189

The accompanying notes are an integral part of these condensed consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Nine Months Ended September 30, 2015 and 2014

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2015	2014
Revenues
Revenues	$254,318	$220,525
Related party revenues	7,900	7,513

Total revenues	262,218	228,038

Expenses
Cost of revenues	178,132	152,693
Sales and marketing	36,635	33,203
General and administrative	28,440	28,464
Transaction costs	3,022	3,653

Total costs and operating expenses	246,229	218,013

Income from operations	15,989	10,025
Interest and other income	4	28
Interest expense	(44,049)	(46,770)

Loss before income taxes	(28,056)	(36,717)
Income tax (expense) benefit	(2,776)	10,182

Net loss	$(30,832)	$(26,535)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2015 and 2014 (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net loss	$(30,832)	$(26,535)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	37,254	29,098
Amortization of intangibles assets	14,530	14,773
Amortization of deferred financing costs	2,817	3,337
Loss on early extinguishment of debt	1,657	5,899
Stock-based compensation	390	450
Provision for bad debts	1,220	886
Deferred tax expense (benefit)	997	(10,559)
Noncash interest expense	8,882	6,328
Changes in operating assets and liabilities
Accounts receivable	(6,705)	(6,280)
Prepaid expenses and other current assets	(1,057)	42
Other assets	(1,460)	(1,055)
Accounts payable	(698)	(1,001)
Customer security deposits	(45)	131
Accrued expenses and other current liabilities	1,974	518
Deferred revenue	522	(642)
Deferred rent	23,394	21,296

Net cash provided by operating activities	52,840	36,686

Cash flows from investing activities
Purchases of property and equipment	(35,173)	(65,442)
Change in restricted cash	(747)	(2)

Net cash used in investing activities	(35,920)	(65,444)

Cash flows from financing activities
Payments of financing costs	—	(21,345)
Payments on capital lease and other financial obligations	(3,837)	(3,740)
Proceeds from term loan and other loans payables	—	713,000
Repayment of term loan and other loans payable	(3,879)	(529,227)
Proceeds from revolving credit facility	23,000	30,000
Repayment of revolving credit facility	(32,000)	(21,000)
Payment of dividend	—	(148,000)
Issuance of common shares	—	292

Net cash (used in) provided by financing activities	(16,716)	19,980

Net increase (decrease) in cash and cash equivalents	204	(8,778)
Cash and cash equivalents
Beginning of period	11,865	16,624

End of period	$12,069	$7,846

Supplemental disclosures of cash flow information
Interest paid	$30,589	$31,508
Income taxes paid	$155	$282
Supplemental cash flow information for noncash activities
Purchase of property and equipment included in accounts payable and accrued expenses	$3,439	$4,698
Assets acquired through capital leases	$—	$4,126

The accompanying notes are an integral part of these condensed consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

Nine Months Ended September 30, 2015

(Unaudited)

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total

Balances at December 31, 2014 Restated	300,083	$—	$157,225	$(96,337)	$60,888
Compensation expense for common stock options	—	—	390	—	390
Net loss for the nine months ended September 30, 2015	—	—	—	(30,832)	(30,832)

Balances at September 30, 2015	300,083	$—	$157,615	$(127,169)	$30,446

The accompanying notes are an integral part of these condensed consolidated financial statements.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

1.	Organization and Nature of Operations

Telx Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Delaware for the initial purpose of acquiring The Telx Group, Inc. In September 2011, the holders of The Telx Group, Inc.’s common stock and Class A Preferred Stock approved and adopted an agreement and plan of merger by and among The Telx Group, Inc., Telx Holdings, Inc. and Telx Merger Sub, Inc., a wholly owned subsidiary of the Company, created specifically for the merger. On September 26, 2011, the wholly owned subsidiary of the Company merged into The Telx Group, Inc. and The Telx Group, Inc. was the surviving entity.

The Company is a leading provider in global interconnection, data center colocation and cloud enablement solutions. The Company operates secure, environmentally controlled facilities in which network providers and other customers place their equipment (Colocation Services) and converge their networks to conduct business with each other (Interconnection Services). As of September 30, 2015, the Company operated leased facilities throughout the United States of America and owned and operated buildings in Atlanta, Georgia and Clifton, New Jersey. The Company’s customers include international and domestic telecommunication companies, internet service providers, enterprises and media companies.

2.	Restatement of the Consolidated Financial Statements

As previously disclosed in the consolidated financial statements for the years ended December 31, 2014, 2013 and 2012, the Company has restated its previously issued consolidated financial statements to correct an error in the accounting for a build to suit lease agreement. During 2012, the Company entered into an agreement for the construction and subsequent leasing of a Datacenter in Clifton, New Jersey. As a result of the nature of the Company’s involvement in the project, and certain provisions within the lease, the Company was deemed to be the owner of the construction project and subsequent building through December 31, 2034. The restated amounts as of December 31, 2014 are reflected in these condensed consolidated financial statements.

As a result of this error, the following adjustments have been made to the previously issued consolidated financial statements:

	December 31, 2014
Consolidated Balance Sheet	As Previously Reported	Adjustment	As Restated

Property and equipment, net	$347,198	$28,150	$375,348
Total assets	1,036,039	28,150	1,064,189
Deferred rent	91,566	(4,238)	87,328
Capital leases and other financing obligations, less current portion	11,512	35,822	47,334
Total liabilities	971,717	31,584	1,003,301
Accumulated deficit	(92,903)	(3,434)	(96,337)
Total stockholders’ equity	64,322	(3,434)	60,888
Total liabilities and stockholders’ equity	1,036,039	28,150	1,064,189

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

3.	Basis of Presentation and Summary of Significant Accounting Policies

These condensed consolidated financial statements reflect the condensed consolidated historical results of operations, financial position and cash flows of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying condensed consolidated financial statements of the Company as of September 30, 2015 and December 31, 2014 (restated) and for the nine month periods ended September 30, 2015 and 2014 are unaudited and, in management’s opinion, reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. These condensed consolidated financial statements should be read in conjunction with the more detailed consolidated financial statements and notes thereto, included in the restated audited consolidated financial statements for the year ended December 31, 2014 issued on July 10, 2015. The year-end balance sheet data was derived from the audited consolidated financial statements, but does not include all disclosures required by GAAP.

The Company has no elements of comprehensive loss other than net loss; therefore comprehensive loss equals net loss for all periods presented.

The following is a summary of significant accounting policies used in the preparation of the accompanying condensed consolidated financial statements.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangible assets, valuation allowances for receivables and deferred income taxes, stock based compensation, and sale lease-back accounting. These estimates and assumptions are based on management’s best estimate and judgment. Management evaluates its estimates and assumptions on an on-going basis using historical experience and other factors, including the current economic environment. The Company believes its estimates and assumptions are reasonable, and adjusts both as facts and circumstances dictate. As future events and their effects cannot be predicted with accuracy, actual results could differ significantly from these estimates. Changes in estimates resulting from changes in the economic environment will be reflected in the condensed consolidated financial statements in future periods.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from date of purchase to be cash equivalents. Cash equivalents consist of money market instruments, which are classified as Level 1 instruments.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

Restricted Cash

Restricted cash represents deposits maintained with financial institutions as collateral for open letters of credit issued on behalf of the Company for certain operating leases, a mortgage escrow, and a minimum premium healthcare account. The availability of the funds in those accounts is subject to restrictions for specific use.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and accounts receivable. The Company maintains cash and cash equivalents primarily with one financial institution, and such deposits may exceed federal deposit insurance limits.

The Company’s customers are concentrated in the United States of America. The Company performs ongoing credit evaluations of its customers and requires collateral from some customers where considered appropriate. Collateral is in the form of customer deposits, payments for services are generally due on the first day of the month to which services relate, and standard customer contracts contain a right to retain customer equipment in case of nonpayment of an accounts receivable balance.

For the periods ended September 30, 2015 and 2014, the top five customers accounted for 19% and 19% of revenues, respectively. The Company has no customers that account for more than 10% of revenues for the nine month periods ended September 30, 2015 or 2014.

Accounts Receivable and Allowance for Doubtful Accounts

Receivables are stated net of the allowance for doubtful accounts of $1,465 and $677 at September 30, 2015 and December 31, 2014, respectively. The Company extends credit to its customers in the normal course of business. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible trade receivables. Management analyzes bankruptcy filings, historical bad debts, customer credit-worthiness, and changes in customer payment patterns when evaluating collectability and the adequacy of reserves. Actual results could differ from management estimates. Receivables are written-off against the allowance when determined uncollectible.

Customer Security Deposits

The Company collects security deposits from certain customers based on a credit review of the customer. Security deposits are classified as short term when the underlying customer contract is scheduled to renew within the next twelve months or the customer contract has a month-to-month term.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated when the asset is placed in service on the straight-line method over the estimated useful lives of the assets, as shown below. In the case of leasehold improvements, depreciation is calculated on the straight-line method over the shorter of the estimated useful life of the asset or the lease term. Maintenance and repairs are expensed as incurred. Gains and losses from sales and retirements of property and equipment are included in the operating results for the period in which they occur.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

Estimated Useful Life
Furniture and fixtures	5 years
Leasehold and building improvements	2–40 years
Buildings	25-40 years
Collocation and computer equipment	3–15 years

Capitalized Installation Costs

Capitalized installation costs include material and internal labor directly attributable to facility leasehold improvements and the internal cost of installation of equipment as part of the improvements. These capitalized costs are included in property and equipment on the condensed consolidated balance sheet and amortized over their useful life or the remaining term of the lease, whichever is less.

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company had no impairments of long-lived assets for the nine month periods ended September 30, 2015 or 2014.

Goodwill and Other Intangible Assets

The Company has one reportable operating unit. At September 30, 2015 and December 31, 2014, all goodwill was attributable to the Company’s one reporting unit. Goodwill represents the amount by which the purchase price exceeds the fair value of identifiable tangible and intangible assets acquired and liabilities assumed in an acquisition. The Company accounts for its goodwill and other intangible assets under Accounting Standards Codification (“ASC”) FASB ASC Topic 350-20, Goodwill, Accounting Standard Update (“ASU” 2011-08, Testing Goodwill for Impairment, and FASB ASC Topic 350-30, General Intangibles Other than Goodwill. Goodwill and intangible assets acquired in an acquisition and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. The Company elected to perform the two-step goodwill impairment test approach. The first step involves a comparison of the fair value of the reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step involves a comparison of the implied fair value and carrying value of the reporting unit’s goodwill. To the extent that a reporting unit’s goodwill carrying amount exceeds the implied fair value of its goodwill, an impairment loss is recognized. Trademark and goodwill are the only intangible assets with indefinite lives. Assembled workforce is included in goodwill. The Company completed its last annual impairment review as of September 30, 2014 and determined that no impairment charge was required.

Intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Customer relationships are amortized over their useful lives on a basis consistent with the expected cash flows to be

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

generated from the relationships. Other intangibles are amortized on a straight-line basis over their respective useful lives.

Fair Value Measurements

FASB ASC Topic 820 defines fair value and establishes guidelines for measuring fair value and disclosures regarding fair value measurements. The Company follows the guidelines of FASB ASC Topic 820 for all of its financial assets and liabilities that are disclosed at fair value on a recurring basis. FASB ASC Topic 820 establishes a fair value hierarchy based on the input used in valuation techniques. There are three levels to the hierarchy of inputs to fair value as follows:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Inputs that reflect quoted prices for identical assets in markets that are not active; quoted prices for similar assets in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Unobservable inputs that reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The Company endeavors to utilize the best available information in measuring fair value. Financial instruments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (Note 4).

Deferred Financing Costs

Deferred financing costs represent the direct costs related primarily to the issuance of the Company’s Term Loan, Revolving Credit Facility and Senior Unsecured Notes (Note 4). Net deferred financing costs were approximately $22,224 and $26,700 as of September 30, 2015 and December 31, 2014, respectively. Costs associated with obtaining financing are deferred and amortized to interest expense using an effective rate method over the term of the related borrowing facility. Deferred financing costs are written-off when the respective debt is extinguished.

Leases

The Company occupies all but two owned facilities and offices under various leases, which are accounted for as operating leases in accordance with FASB ASC Topic 840, Leases. Lease terms are determined to include renewal periods when the renewals are reasonably assured. The leases include scheduled base rent increases over the term of the leases. The Company recognizes rent expense from operating leases over the lease term on a straight-line basis. Rent expense includes adjustments for rent concessions, escalations and leasehold improvement allowances.

The Company leases certain equipment under capital lease agreements. The assets held under capital leases and the related obligations are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets held under capital lease. The related assets are depreciated over the term of the lease or the estimated useful life in accordance with FASB ASC Topic 840, Leases.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

The Company considers the nature of renovations and the Company’s involvement during the construction period of newly leased space to determine if it is considered the owner of the construction project during the construction period. If the company determines that it is the owner of the construction project, it is required to capitalize all construction costs incurred on its consolidated balance sheet along with the corresponding financing liability (“build-to-suit accounting”). Upon completion of the project, the Company assesses whether the circumstances qualify for sales recognition under sale lease-back accounting guidance. If the lease meets the sale-leaseback criteria, the Company will remove the asset and related financial obligation from the balance sheet and treat the building lease as either an operating or capital lease. If upon completion of construction, the project does not meet sale-lease back criteria, the Company will record the building at its fair value and the related financial obligation for accounting purposes.

The Company capitalizes lease origination costs, and amortizes these costs on a straight-line basis over the respective lease terms.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, which requires that all stock-based compensation be recognized as an expense in the condensed consolidated financial statements and that such cost be measured as the fair value of the award at the grant date and also requires that any excess tax benefits related to stock-based compensation exercises be reflected as cash flows from financing activities.

The Company recognizes compensation costs on a straight-line basis over the requisite service period for the entire award. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock-based awards. The determination of the fair value of stock-based awards is based on a number of complex and subjective assumptions. These assumptions include the dividend yield of the underlying security, the expected volatility of the underlying security, a risk-free interest rate, the expected term of the option, and the forfeiture rate for the award class.

The Company engaged a third-party independent valuation specialist to assist in estimating the fair value of the underlying securities for all stock-based awards issued. The Company utilized a consistent methodology for estimating the fair value of the underlying securities for all stock-based awards issued through and outstanding as of September 30, 2015.

In the event of a change of control, all outstanding stock-based awards will be accelerated and become fully vested in accordance with the plan description.

Derivative Financial Instruments

Derivative instruments are recorded in the condensed consolidated balance sheet as either assets or liabilities and measured at fair value. As required by the Credit Agreement (Note 4), the Company entered into certain interest rate hedging agreements to reduce interest rate risks and to manage interest expense. The interest rate differentials to be paid or received under such derivatives and the changes in fair value of the instruments are recognized in interest expense. The principle objectives of the derivative instruments were to minimize the risks and reduce the expenses associated with financing activities. The Company does not enter into derivative instruments for trading purposes.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

Advertising Costs

Advertising costs are charged to expense in the period incurred. Advertising costs for the nine month periods ended September 30, 2015 and 2014 were $1,668 and $1,630, respectively, and are included in sales and marketing expenses in the condensed consolidated statements of operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the condensed consolidated statement of operations in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. A valuation allowance was established in Q3 2014 and continues to be used to reduce deferred tax assets to the amounts that are more likely than not to be realized. This allowance accounts the change between deferred tax expense/benefit recorded for the nine months ended September 30, 2015 and 2014 respectively.

There were no significant changes in estimates that affected the provision for the nine months ended September 30, 2015 and 2014 respectively.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken on a tax return. It requires that the Company determine whether the benefits of its tax positions will more likely than not be sustained upon audit based on the technical merits of its tax position. Guidance is also provided on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure. The Company recognizes penalties and interest related to uncertain tax positions, if any, as a component of income tax expense. As of September 30, 2015 the Company had no liabilities for uncertain tax positions.

Revenue Recognition

The Company generates recurring revenue from providing colocation and interconnection services. A substantial part of the Company’s revenues are provided from these recurring revenues. The remaining revenues are nonrecurring and consist of installation services and technical support. All revenue is earned in the United States of America.

Colocation services are generally governed by the terms and conditions of a master service agreement (MSA). Customers typically execute a MSA for one to three year terms. The Company bills customers on a monthly basis and recognizes the revenue as those services are performed over the term of the agreement. Revenues from installation services for colocation services are initially deferred and recognized on a straight-line basis over the average life of the customer relationship.

Interconnection services are generally provided on a month-to-month, one year or multi-year term under the MSA for colocation services. Interconnection services include port and cross connect services. Port services are typically sold on a one year or multi-year term and revenue is recognized on a recurring

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

monthly basis similar to colocation services. The Company bills customers on a monthly basis and recognizes the revenue in the period the service is provided. Revenue for cross connect installations is generally recognized in the period the cross connect is installed.

Technical support services are provided on a time and materials basis and are billed and recognized in the period services are provided.

Revenue is recognized only when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection of the receivable is reasonably assured. The Company regularly assesses collectability of accounts receivable from customers based on a number of factors, including prior history with the customer and the credit status of the customer. If the Company determines that collection of revenue from a customer is not reasonably assured, the Company does not recognize revenue until collection becomes reasonably assured, which is generally upon receipt of cash. Sales tax collected from customers on certain services and products are remitted to the applicable taxing authorities and accounted for on a net basis, with no impact on revenue.

Revenue from customer orders that include specific periodic contractual rate increases is generally recognized on a straight-line basis over the actual contract life.

4.	Current and Long-Term Debt, Capital Leases, and Other Financing Obligations

Current and long-term debt consists of the following:

	September 30, 2015	December 31, 2014
		Restated

Term loans (1)	$629,062	$632,625
Revolving credit facility (1)	15,000	24,000
Unsecured Senior Note (1)	94,676	85,794
Mortgage (2)	16,452	16,767
Capital leases (4)	9,329	12,688
Other financing obligations (3)	39,252	39,731

	803,771	811,605

Less: Current portion	(25,653)	(34,258)

	$778,118	$777,347

(1)	On September 26, 2011, the Company entered into a credit agreement with Morgan Stanley Senior Funding, Inc. consisting of a $255,000 term loan (“Term Loan”) and a $50,000 revolving credit facility (collectively, the “Credit Agreement”). On the same date, the Company entered into an Indenture Agreement for 12% Senior Unsecured Notes (“Notes”) in the aggregate amount of $180,000, with Wilmington Trust National Association.

The Term Loan had a maturity date of September 25, 2017 and required quarterly interest payments at a Eurodollar rate or 1.25%, whichever was higher, plus 6.5% applicable margin. Principal

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

payments of 0.25% of the original principal amount were due quarterly, with the remaining principal outstanding due at maturity.

The revolving credit facility had a maturity date of September 25, 2016 and required quarterly interest payments at a Eurodollar rate or 1.25%, whichever was higher, plus 4.5% applicable margin.

The Notes were due at their maturity date of September 25, 2019 and payable quarterly at 12%. Interest was to be paid in cash, except that an amount equal to 2% per annum shall be capitalized and added to the principal amount of the Notes rather than paid in cash. The Company had the option to pay the entire amount of such interest due in cash by providing the Trustee notice in writing at least ten (10) business days prior to any interest payment, as defined, that it will pay the entire amount of interest due on such Interest Payment Date in cash.

On February 17, 2012, the Company obtained an additional $75,000 in funding under the Term Loan.

On October 9, 2012, the Company refinanced the $330,000 Term Loan and increased the size of the Term Loan by $35,000. The interest rate was changed to a Eurodollar rate or 1.25%, whichever is higher, plus a 5% applicable margin. The Company also increased the revolving credit facility by $15,000 to $65,000.

On October 10, 2013, the Company amended the terms of the Term Loan lowering the applicable margin to 4%. In addition, the applicable margin on the revolving credit facility was lowered to 4%. The Company also increased the revolving credit facility by $20,000 to $85,000.

On April 9, 2014 the Company entered into a new debt refinancing transaction replacing the September 2011 Credit Agreement, as amended, and the Notes with a $475,000 first lien term loan, a $110,000 revolving credit facility, a $160,000 second lien term loan (collectively, the “New Credit Agreement”), and a $78,000 Unsecured Senior Note. Under ASC 470-50-40 Debt-Modifications and Extinguishment, the Company recorded a loss on the extinguishment of debt of $1,307, consisting of write-offs of deferred financing costs associated with certain lenders leaving the loan syndicate. The loss is included in interest expense on the condensed consolidated statement of operations for the nine months ended September 30, 2014.

At September 30, 2015 and December 31, 2014, the Company had $ 3,261 in outstanding letters of credit under the New Credit Agreement relating to certain operating leases, which reduce, on a dollar for dollar basis, the amount of borrowing capacity under the Company’s revolving credit facility.

The first lien term loan is due at the maturity date of April 9, 2020, interest is payable quarterly at a rate of LIBO with a 1% floor, plus an applicable margin of 3.5% and principal is payable quarterly at 0.25% of the original principal amount. The second lien term loan is due at the maturity date of April 9, 2021. Interest is payable quarterly at a rate of LIBO with a 1% floor, plus an applicable margin of 6.5% and the principal is due at maturity. The Unsecured Senior Note is due at the maturity date of July 9, 2021. Interest on the Unsecured Senior Note is capitalized at 13.5% and added to the principal balance, which is due at maturity.

The revolving credit facility had a maturity date of April 9, 2020 and requires quarterly interest payments at an adjusted LIBOR with a 1% floor, plus an applicable margin of 3.25%.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

The obligations under the New Credit Agreement are collateralized by substantially all of the Company’s assets.

The Term Loan contains restrictive covenants that are triggered if the Company has drawn down more than 30% of the revolving credit facility at the end of the reporting period. The covenants include one financial covenant requiring the Company to maintain a leverage ratio, as defined in the New Credit Agreement. These covenants have not been triggered during any of the periods presented.

(2)	On January 25, 2013, the Company entered into a $17,500 Commercial Mortgage Loan (“Mortgage’) with The Provident Bank. The Mortgage has a maturity date of January 1, 2020, an interest rate of 4.25% per annum, and requires monthly payments of principal and interest of $95 until the maturity date, upon which date the entire unpaid amount is due and payable. The Mortgage is collateralized by the Company’s owned building in Clifton, NJ.

(3)	The Company has a loan payable to Digital-Bryan Street Partnership, L.P. entered into under the provisions of the Third Amendment to the Master Meet-Me-Room agreement (MMR), exercised at the Company’s option under the December 1, 2006 Operating Agreement between the Company and Digital Realty Trust, L.P., the Parent of Digital-Bryan Street Partnership, L.P., for the utilization of $2,400 of MMR Alteration Allowance. The Third Amendment was effective April 1, 2008. The assets purchased under the MMR Alteration Allowance were capitalized and the $2,400 was recognized as a liability, as the Company is obligated to repay this loan to Digital Realty Trust (who made payments to the contractors directly) over the term of the agreement of ten years. The loan carries an interest rate of 10% per annum and requires monthly payments of principal and interest of $32. The outstanding balance on this loan was $839 and $1,052 as of September 30, 2015 and December 31, 2014, respectively.

The Company has a lease for datacenter space in Chicago, Illinois. In connection with this lease, the Company received $1,000 in financing from the landlord for leasehold improvements that is included in other financing obligations in the condensed consolidated balance sheets. The loan carries an interest rate of 11% per annum and requires monthly payments of principal and interest of $14. At September 30, 2015 and December 31, 2014, $585 and $657, respectively, remain outstanding on this obligation.

During 2012, the Company entered into construction of a Datacenter in Clifton, New Jersey. As a result of the nature of the Company’s involvement in the project, and certain provisions within the lease, the Company was deemed to be the owner of the construction project and subsequent building (“build-to-suit accounting”) through December 31, 2034. The deemed loan carries an interest rate of 11%. At September 30, 2015 and December 31, 2014, $35,768 and $35,822, respectively, remain outstanding on this deemed financing obligation.

During 2013, the Company entered into a lease for datacenter space in Seattle, Washington. In connection with this lease, the Company received $2,399 in financing from the landlord for generator and chiller improvements that is included in other financing obligations in the condensed consolidated balance sheet. The loan carries an interest rate of 9% per annum and requires monthly payments of principal and interest of $32. At September 30, 2015 and December 31, 2014, $2,060 and $2,200 respectively remain outstanding on this obligation.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

(4)	The Company has several capital leases for financed equipment purchases, which are accounted for in accordance with ASC 840-30 Leases – Capital Leases (Note 7).

Future Principal Payments

The following table provides the schedule of future principal payments of the Company’s debt obligations by year, excluding capital and built-to-suit lease obligations (Note 7), as of September 30, 2015:

Years Ending December 31,
2015 (3 months remaining)	$16,445
2016	5,824
2017	5,911
2018	5,707
2019	5,674
Thereafter	716,022

$755,583

Fair Value of Debt Facilities

The following table provides the estimated fair values of the Company’s Term Loan, Notes, and other debt as of September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
		Restated

Term loans (Level 1)	$625,145	$612,065
Revolving credit facility (Level 1)	15,000	24,000
Unsecured Senior Note (Level 1)	97,280	91,251
Mortgage (Level 2)	15,789	15,891
Capital leases (Level 2)	9,329	12,688
Other financing obligations (Level 2)	39,252	39,731

	$801,795	$795,626

Level 1	Fair value was determined based on quoted active market prices for our debt.

Level 2	Fair value was determined based on quoted prices for similar debt in active markets.

5.	Stockholders’ Equity

Common Stock

As of September 30, 2015, and December 31, 2014, the Company had 300,083 shares of common stock, outstanding, par value $0.001. Each share of common stock is entitled to one vote. For the nine months ended September 30, 2015, and 2014, dividends of $0 and $148,000 were declared and paid on the common stock.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

6.	Related Party Transactions

Management Fees

The Company has management agreements with its owners, ABRY Partners, LLC and Berkshire Partners, LLC (collectively, the “Managers”). The Company engaged the Managers for a term of 10 years, through September 2021, to provide consulting and management advisory services for an annual fee of $1,000, which is included in general and administrative expenses on the condensed consolidated statements of operations.

Datapipe

Datapipe is a vendor of the Company. ABRY has ownership in Datapipe. The Company expensed $57 and $55 for services provided by Datapipe for the nine months ended September 30, 2015 and 2014, respectively.

RCN Cable

RNC Cable is a customer of the Company. ABRY has ownership in RNC Cable, who provided revenues to the Company of approximately $117 and $107 for services in the nine months ended September 30, 2015 and 2014, respectively.

One Source Networks

One Source Networks is a customer of the Company. ABRY has ownership in One Source Networks, who provided revenues to the Company of approximately $104 and $78 for the nine months ended September 30, 2015 and 2014, respectively. The Company had receivables due from One Source Networks of $0 and $1 at September 30, 2015 and December 31, 2014, respectively.

Securus

Securus is a customer of the Company. ABRY has ownership in Securus, who provided revenues to the Company of approximately $835 and $1,044 for services in the nine months ended September 30, 2015 and 2014, respectively. The Company had receivables due from Securus of $0 and $116 at September 30, 2015 and December 31, 2014, respectively.

Lightower Fiber Networks

Lightower Fiber Networks is a customer of the Company. In April 2013, Lightower, a Berkshire owned Company, closed a merger with Sidera Networks, an ABRY owned entity, to form Lightower Fiber Networks. Berkshire and ABRY have ownership in Lightower Fiber Networks and the predecessor companies, who provided revenues to the Company of approximately $6,421 and $5,847 for services in the nine months ended September 30, 2015 and 2014, respectively. The Company had $1,208 and $0 receivables due from Lightower Fiber Networks and the predecessor companies at September 30, 2015, and December 31, 2014, respectively.

Asurion Insurance Services Inc.

Asurion Insurance Services Inc. is a customer of the Company. Berkshire has ownership in Asurion, who provided revenues to the Company of approximately $423 and $437 for services in the nine months ended September 30, 2015 and 2014, respectively.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

Airband

Airband is a customer of the Company. ABRY has ownership in Airband, who provided revenues to the Company. The Company had receivables due from Airband of $0 and $23 at September 30, 2015 and December 31, 2014, respectively.

7.	Commitments and Contingencies

Operating Leases, Capital Leases and Build-to-Suit Lease.

The Company leases certain operating facilities, offices, and equipment under various lease agreements expiring during the years ending December 2015 through December 2037. Future minimum lease payments under operating and capital leases that have remaining non-cancelable lease terms at September 30, 2015 are as follows:

	Operating Leases	Capital Leases	Build-to-Suit Leases

Year Ending December 31,
2015 (3 months remaining)	22,502	1,360	1,012
2016	93,579	5,438	4,046
2017	102,086	3,192	4,046
2018	106,798	236	4,100
2019	112,332	—	4,154
Thereafter	1,230,167	—	68,754

Total minimum payments required	$1,667,464	10,226	86,112

Less: Amount representing interest		(897)	(63,580)

Present value of net minimum lease payments		$9,329	$22,532

In December 2012, the Company entered into a 23 year lease agreement for a 216,000 square foot Datacenter in Clifton New Jersey. The Company incurred construction costs during 2012 related to the construction of this new facility, and therefore was deemed the accounting owner of the construction project. Due to a condemnation clause in the lease which allowed the Company to participate in property appreciation in the event of a condemnation award, we had continuing involvement in the deemed sale lease-back and were deemed to be the owner of the facility for accounting purposes. The Company recorded a $29,827 building and deemed financing obligation at December 31, 2012 under the build-to-suit accounting model. The related liability balances are disclosed in long term capital Leases and other financing obligations in the accompanying balance sheet.

The operating leases for the Company’s facilities at 60 Hudson Street in New York, New York require the Company to maintain a $2,350 letter of credit, issued for the benefit of 60 Hudson Owner, LLC, the Company’s landlord at 60 Hudson Street. The letter of credit is collateralized by cash deposits of at least the amount of the letter of credit held in a restricted account and is reflected in Cash-restricted on the condensed consolidated balance sheet. An additional letter of credit for $113 is collateralized by the Company’s revolving line of credit.

Telx Holdings, Inc. and Subsidiaries

Notes to the Condensed Consolidated Financial Statements (continued)

September 30, 2015

(Unaudited)

(in thousands, except share and per share data)

The operating lease for the Company’s facilities at 32 Avenue of the Americas requires the Company to maintain a $3,148 letter of credit, issued for the benefit of 32 Sixth Avenue Company, LLC, the Company’s landlord at 32 Avenue of the Americas. $1,648 of this letter of credit is related to the build out of the leased space and is expected to be released upon meeting certain construction milestones. The letter of credit is collateralized by the company’s revolving line of credit.

Rent expense for the nine months ended September 30, 2015 and 2014 was $101,515 and $86,208 respectively. This amount is net of sublease income for the nine months ended September 30, 2015 and 2014 of approximately $81 and $79, respectively.

Legal Matters

The Company and its subsidiaries are parties in various lawsuits arising in the ordinary course of business. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

8.	Subsequent Events

On July 13, 2015, the Company signed a definitive agreement under which Digital Realty Trust Inc. agreed to acquire 100% of the Company’s voting interests in an all cash transaction valued at $1.886 billion. The transaction closed on October 9, 2015.

The Company’s management has performed an evaluation of subsequent events as of December 30, 2015, the date the condensed consolidated financial statements were available to be issued, and noted no other subsequent events or transactions which require recognition or disclosure in the condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

During May, June, July, August and October of 2015, Digital Realty Trust, Inc. (together with its consolidated subsidiaries, the “Company”) entered into the following transactions, which have been included in the accompanying Unaudited Pro Forma Condensed Combined Financial Information as discussed more fully below.

Redemption of 4.50% Notes due 2015

On May 26, 2015, Digital Realty Trust, L.P., a Maryland limited partnership, of which the Company is the sole general partner (the “Operating Partnership”), redeemed the entire outstanding principal amount of its 4.50% Notes due 2015 at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest thereon up to, but excluding, the redemption date (the “Notes Redemption”).

Offering of 3.950% Notes due 2022

On June 23, 2015, the Operating Partnership issued $500.0 million aggregate principal amount of its 3.950% Notes due 2022 in an underwritten public offering (the “2022 Notes Offering”). The Operating Partnership will use the net proceeds from the 2022 Notes Offering to fund certain eligible green projects, including the development and redevelopment of such projects. Pending such uses, the Operating Partnership temporarily repaid borrowings under its global revolving credit facility.

Telx Acquisition and Related Financings

On October 9, 2015, the Company completed the acquisition (the “Telx Acquisition”) of Telx Holdings, Inc. (“Telx”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 13, 2015, by and among the Company, Digital Delta, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Telx and BSR LLC, as representative of the sellers. The purchase price for the Telx Acquisition was approximately $1.886 billion (subject to certain adjustments contemplated by the Merger Agreement). The purchase price was paid in cash and was funded with the net proceeds from the (i) public offering of 10,000,000 shares of the Company’s 6.350% series I cumulative redeemable preferred stock, par value $0.01 per share, with a liquidation preference of $25.00 per share, completed on August 24, 2015 (the “Preferred Offering”), (ii) a private placement by Digital Delta Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Delta Holdings”), of $500 million aggregate principal amount of Digital Holding’s 3.400% Notes due 2020 (the “2020 Notes”) and $450 million aggregate principal amount of its 4.750% Notes due 2025 (the “2025 Notes” and, together with the 2020 Notes, the “Delta Notes”) completed on October 1, 2015 (the “Delta Notes Offerings”), and (iii) sale of 10,500,000 shares of the Company’s common stock on October 8, 2015 for net proceeds of approximately $674.1 million pursuant to certain forward sale agreements entered into in connection with the underwritten public offering of the Company’s common stock completed on July 20, 2015 (the “Forward Equity Sale”).

Operating Partnership Merger

Following the consummation of the Telx Acquisition, Telx became a direct, wholly owned subsidiary of Delta Holdings. On October 13, 2015, Delta Holdings merged with and into the Operating Partnership with the Operating Partnership surviving the merger and assuming Delta Holding’s obligations under the Delta Notes and the related indenture by operation of law.

As consideration for the merger of Delta Holdings with and into the Operating Partnership, the Company was issued (i) 10,500,000 common units of the Operating Partnership (which equaled the number of shares of the Company’s common stock issued in connection with the Forward Equity Sale) and (ii) 10,000,000 series I cumulative redeemable preferred units of the Operating Partnership with substantially identical terms as the Company’s series I preferred stock (which equaled the number of shares of the Company’s series I preferred stock issued in connection with the Preferred Offering). Such transactions are collectively referred to in the Unaudited Pro Forma Condensed Combined Financial Information as the “Operating Partnership Merger.”

The Notes Redemption, the 2022 Notes Offering, the Preferred Offering, the Delta Notes Offerings, the Forward Equity Sale, the Telx Acquisition and the Operating Partnership Merger are collectively referred to in the Unaudited Pro Forma Condensed Combined Financial Information as the “Transactions.”

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2015 and the Unaudited Pro Forma Condensed Combined Income Statement for the nine months ended September 30, 2015 and for the year ended December 31, 2014 have been derived from the historical consolidated financial statements of the Company and Telx, as adjusted to give effect to the Transactions, and are intended to reflect the impact of the Transactions on the Company on a pro forma basis as of and for the periods indicated. The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to any potential additional permanent financing of the Telx Acquisition.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared by the Company using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Telx Acquisition are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.

The final purchase price allocation for the Transactions will be performed as soon as practicable after the closing of the Telx Acquisition and will depend on the final purchase price, which may be impacted by working capital adjustments, and final asset and liability valuations, which may depend in part on prevailing market rates and conditions. Final asset and liability valuations will be based on the actual net tangible and intangible assets that exist as of the closing of the Telx Acquisition. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of goodwill and depreciation and amortization. Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

Certain of the facilities acquired in the Telx Acquisition may be reassessed for property tax purposes after the consummation of the acquisition. Therefore, the amount of property taxes the Company pays in the future may change from what Telx has paid in the past. Given the uncertainty of the amounts involved, any property tax changes have not been reflected in the Unaudited Pro Forma Condensed Combined Financial Information. In addition, the Company plans to treat certain of Telx’s assets as real property (rather than personal property) for federal income tax purposes. This change will require the Company to recognize additional income over the following four years. While the Company has net operating losses that may shield this income through 2016, the Company currently estimates that it may be required to pay up to $20.0 million in federal income taxes, in the aggregate, as a result of this income recognition with respect to the 2017 to 2018 period.

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the Private Notes Offerings, the Forward Equity Sale, the Telx Acquisition and the Operating Partnership Merger as if they had been consummated on September 30, 2015, and the Unaudited Pro Forma Condensed Combined Income Statement gives effect to the Notes Redemption, the 2022 Notes Offering, the Preferred Offering, the Private Notes Offerings, the Forward Equity Sale, the Telx Acquisition and the Operating Partnership Merger as if they had been consummated on January 1, 2014. The following Unaudited Pro Forma Condensed Combined Financial Information is based on, and should be read in conjunction with:

•	The historical audited consolidated and combined financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 2, 2015;
•	The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its quarterly report on Form 10-Q for the quarterly period ended September 30, 2015, as filed with the SEC on November 6, 2015;
•	The historical audited consolidated balance sheet of Telx as of December 31, 2014 and the consolidated statements of operations, cash flows and statements of stockholders’ equity for the year ended December 31, 2014 (included as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2015); and
•	The historical unaudited consolidated balance sheet of Telx as of September 30, 2015 and the consolidated statements of operations, cash flows and statements of stockholders’ equity for the nine months ended September 30, 2015 included elsewhere in the prospectus of which this Unaudited Pro Forma Condensed Combined Financial Information forms a part.

The Unaudited Pro Forma Condensed Combined Financial Information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Income Statement, expected to have a continuing impact on the combined results. Certain information and certain note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The Unaudited Pro Forma Condensed Combined Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the financial statements of the Company and Telx. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the business or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

	Historical
	Digital Realty Trust, Inc.	Telx (See Note 1)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Company
ASSETS
Investments in real estate:
Properties:
Land	$640,971	$3,493	$3,607	2(b)	$648,071
Acquired ground leases	12,950	—	—		12,950
Buildings and improvements	8,980,621	495,254	102,515	2(b)	9,578,390
Tenant improvements	542,652	—	—		542,652

Total investments in properties	10,177,194	498,747	106,122		10,782,063
Accumulated depreciation and amortization	(2,137,631)	(130,128)	130,128		(2,137,631)

Net investments in properties	8,039,563	368,619	236,250		8,644,432
Investment in unconsolidated joint ventures	103,703	—	—		103,703

Net investments in real estate	8,143,266	368,619	236,250		8,748,135
Cash and cash equivalents	22,998	12,069	—		35,067
Accounts and other receivables, net of allowance for doubtful accounts	157,994	20,194	—		178,188
Deferred rent	475,796	—	(74,942)	2(g)	400,854
Acquired above-market leases, net	30,617	—	—		30,617
Acquired in-place lease value and deferred leasing costs, net	405,824	—	252,269	2(b)	658,093
Customer relationships	—	124,246	610,554	2(b)	734,800
Trademark	—	129,941	(122,641)	2(b)	7,300
Other intangible assets	—	5,664	(5,664)	2(b)	—
Goodwill	—	339,013	(39,151)	2(b)	299,862
Deferred financing costs, net	29,173	18,593	(9,968)	2(a), 2(c), 2(d)	37,798
Restricted cash	12,500	2,712	—		15,212
Assets held for sale	173,461	—	—		173,461
Other assets	49,384	25,257	—		74,641

Total assets	$9,501,013	$1,046,308	$846,707		$11,394,028

LIABILITIES AND EQUITY
Global revolving credit facility	$688,957	$—	$(826)	2(a), 2(c), 2(d)	$688,131
Unsecured term loan	938,276	—	—		938,276
Unsecured senior notes, net of discount	2,816,359	—	948,885	2(c), 2(d)	3,765,244
Mortgage loans, net of premiums	304,987	—	—		304,987
Term loan and other loans payable	—	755,190	(755,190)	2(a)	—
Accounts payable and other accrued liabilities	513,555	209,755	(76,640)	2(h)	646,670
Intercompany loan / Due to Seller	—	—	241,489		241,489
Capital leases and other financing obligations	—	48,581	—		48,581
Accrued dividends and distributions	—	—	—		—
Acquired below-market leases, net	88,632	—	13,100	2(b)	101,732
Deferred rent	—	—	—		—
Security deposits and prepaid rents	107,704	2,336	—		110,040
Obligations associated with assets held for sale	6,892	—	—		6,892

Total liabilities	5,465,362	1,015,862	370,818		6,852,042

Commitments and contingencies
Equity:
Stockholders’ Equity:
Preferred Stock	1,289,804	—	—		1,289,804
Common Stock	1,351	—	105	2(e)	1,456
Additional paid-in capital	3,977,945	157,615	673,972	2(e)	4,809,532
Accumulated dividends in excess of earnings	(1,185,633)	(127,169)	(198,188)	2(h)	(1,510,990)
Accumulated other comprehensive loss, net	(87,988)	—	—		(87,988)

Total stockholders’ equity	3,995,479	30,446	475,889		4,501,814

Noncontrolling Interests:
Noncontrolling interests in operating partnership	33,411	—	—		33,411
Noncontrolling interests in consolidated joint ventures	6,761	—	—		6,761

Total noncontrolling interests	40,172	—	—		40,172

Total equity	4,035,651	30,446	475,889		4,541,986

Total liabilities and equity	$9,501,013	$1,046,308	$846,707		$11,394,028

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

	Historical
	Digital Realty Trust, Inc.	Telx (See Note 1)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Company
Operating Revenues:
Rental	$988,172	$262,218	$(47,150)	3(a)	$1,203,241
Tenant reimbursements	268,885	—	—		268,885
Fee income	4,758	—	—		4,758
Other	1,078	—	—		1,078

Total operating revenues	1,262,893	262,218	(47,150)		1,477,962

Operating Expenses:
Rental property operating and maintenance	394,640	165,489	(48,437)	3(b)	511,692
Property taxes	64,116	—	—		64,116
Insurance	6,449	—	—		6,449
Change in fair value of contingent consideration	(44,276)	—	—		(44,276)
Depreciation and amortization	397,571	53,814	98,904	3(c)	550,289
General and administrative	69,562	23,904	(750)	3(d)	92,716
Transactions	14,301	3,022	—		17,323
Other	29	—	—		29

Total operating expenses	902,392	246,229	49,717		1,198,338

Operating income	360,501	15,989	(96,867)		279,624
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	12,170	—	—		12,170
Gain on sale of property	94,282	—	—		94,282
Interest and other income (expense)	(2,879)	4	—		(2,875)
Interest expense	(139,718)	(44,049)	12,853	3(e)	(170,914)
Tax expense	(6,044)	(2,776)	—		(8,820)
Loss from early extinguishment of debt	(148)	—	—		(148)

Net income	318,164	(30,832)	(84,014)		203,319
Net income attributable to noncontrolling interests	(5,492)	—	2,297	3(f)	(3,195)

Net income attributable to Digital Realty Trust, Inc.	312,672	(30,832)	(81,717)		200,124
Preferred stock dividends	(55,367)	—	(11,906)	3(g)	(67,273)

Net income available to common stockholders	$257,305	$(30,832)	$(93,623)		$132,851

Net income per share available to common stockholders:
Basic	$1.89				$0.91
Diluted	$1.88				$0.90

Weighted average common shares outstanding:
Basic	135,782,831		10,500,000	2(f)	146,282,831
Diluted	136,920,477		10,500,000	2(f)	147,420,477

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2014

	Historical
	Digital Realty Trust, Inc.	Telx (See Note 1)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Company
Operating Revenues:
Rental	$1,256,086	$308,656	$(51,568)	3(a)	$1,513,174
Tenant reimbursements	350,234	—	—		350,234
Fee income	7,268	—	—		7,268
Other	2,850	—	—		2,850

Total operating revenues	1,616,438	308,656	(51,568)		1,873,526

Operating Expenses:
Rental property operating and maintenance	503,140	193,165	(65,450)	3(b)	630,855
Property taxes	91,538	—	—		91,538
Insurance	8,643	—	—		8,643
Change in fair value of contingent consideration	(8,093)	—	—		(8,093)
Depreciation and amortization	538,513	62,472	141,143	3(c)	742,128
General and administrative	93,188	33,316	(1,036)	3(d)	125,468
Transactions	1,303	3,606	—		4,909
Impairment of investments in real estate	126,470	—	—		126,470
Other	3,070	—	—		3,070

Total operating expenses	1,357,772	292,559	74,657		1,724,988

Operating income	258,666	16,097	(126,225)		148,538
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	13,289	—	—		13,289
Gain on sale of property	15,945	—	—		15,945
Gain on contribution of properties to unconsolidated joint ventures	95,404	—	—		95,404
Gain on sale of investment	14,551	—	—		14,551
Interest and other income (expense)	2,663	32	—		2,695
Interest expense	(191,085)	(61,367)	20,140	3(e)	(232,312)
Tax expense	(5,238)	11,943	—		6,705
Loss from early extinguishment of debt	(780)	—	—		(780)

Net income	203,415	(33,295)	(106,085)		64,035

Net income attributable to noncontrolling interests	(3,232)	—	2,788	3(f)	(444)

Net income attributable to Digital Realty Trust, Inc.	200,183	(33,295)	(103,297)		63,591
Preferred stock dividends	(67,465)	—	(15,875)	3(g)	(83,340)

Net income available to common stockholders	$132,718	$(33,295)	$(119,172)		$(19,749)

Net income per share available to common stockholders:
Basic	$1.00				$(0.14)
Diluted	$0.99				$(0.14)

Weighted average common shares outstanding:
Basic	133,369,047		10,500,000	2(f)	143,869,047
Diluted	133,637,235		10,500,000	2(f)	143,869,047

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Reclassifications of Historical Telx

Financial information presented in the “Historical Telx” columns in the Unaudited Pro Forma Condensed Combined Balance Sheet and Income Statement represents the historical balance sheet of Telx as of September 30, 2015 and the historical statement of operations of Telx for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Telx.

	Before Reclassification	Reclassification Amount		After Reclassification
Balance Sheet
Current deferred tax assets	$1,118	$(1,118)	(1)	$—
Prepaid expenses	2,830	(2,830)	(1)	—
Other current assets	11,232	(11,232)	(1)	—
Property and equipment, net	368,619	(368,619)	(2)	—
Land	—	3,493	(2)	3,493
Building and improvements	—	495,254	(2)	495,254
Accumulated depreciation and amortization	—	(130,128)	(2)	(130,128)
Other assets	10,077	15,180	(1)	25,257
Accounts payable	5,094	(5,094)	(3)	—
Accrued expenses and other current liabilities	23,817	(23,817)	(3)	—
Accounts payable and other accrued liabilities	—	209,755	(3)	209,755
Customer security deposits	2,058	(2,058)	(5)	—
Security deposits and prepaid rents	—	2,336	(5)	2,336
Deferred revenue	4,248	(4,248)	(3)	—
Capital leases and other financing obligations	—	48,581	(4)	48,581
Current portion of capital leases and other financing obligations	5,468	(5,468)	(4)	—
Current portion of term loan and other loans payable	20,185	(20,185)	(6)	—
Term loan and other loans payable	—	755,190	(6)	755,190
Customer security deposits, less current portion	278	(278)	(5)	—
Deferred rent	110,722	(110,722)	(3)	—
Deferred revenue, less current portion	6,867	(6,867)	(3)	—
Deferred tax liabilities	59,007	(59,007)	(3)	—
Capital leases and other financing obligations, less current portion	43,113	(43,113)	(4)	—
Term loan and other loans payable, less current portion	735,005	(735,005)	(6)	—

Statement of Operations - For the Nine Months Ended September 30, 2015
Cost of revenues	$178,132	$(178,132)	(1)	$—
Sales and marketing	36,635	(36,635)	(2)	—
General and administrative	28,440	(4,536)	(3)	23,904
Rental property operating and maintenance	—	165,489	(1)(2)	165,489
Depreciation and amortization	—	53,814	(1)(2)(3)	53,814

Statement of Operations - For the Year Ended December 31, 2014
Cost of revenues	$206,232	$(206,232)	(1)	$—
Sales and marketing	44,030	(44,030)	(2)	—
General and administrative	38,691	(5,375)	(3)	33,316
Rental property operating and maintenance	—	193,165	(1)(2)	193,165
Depreciation and amortization	—	62,472	(1)(2)(3)	62,472

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2015:

(1)	Represents reclassification of “Current deferred tax assets” of $1.1 million, “Prepaid expenses” of $2.8 million and “Other current assets” of $11.3 million to “Other assets” of $15.2 million.
(2)	Represents disaggregation and reclassification of “Property and equipment, net” of $368.6 million into “Land” of $3.5 million, “Buildings and improvements” of $495.3 million and “Accumulated depreciation and amortization” of $130.1 million.
(3)	Represents reclassification of “Accounts payable” of $5.1 million, “Accrued expenses and other current liabilities” of $23.8 million, “Deferred revenue” of $4.2 million, “Deferred rent” of $110.7 million, “Deferred revenue, less current portion” of $6.9 million and “Deferred tax liabilities” of $59.0 million to “Accounts payable and other accrued liabilities” of $209.7 million.
(4)	Represents reclassification of “Current portion of capital leases and other financing obligations” of $5.5 million and “Capital leases and other financing obligations, less current portion” of $43.1 million to “Capital leases and other financing obligations” of $48.6 million.
(5)	Represents reclassification of “Customer security deposits” of $2.0 million and “Customer security deposits, less current portion” of $0.3 million to “Security deposits and prepaid rents” of $2.3 million.
(6)	Represents reclassification of “Current portion of term loan and other loans payable” of $20.2 million and “Term loan and other loans payable, less current portion” of $735.0 million to “Term loan and other loans payable” of $755.2 million.

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Income Statement for the nine months ended September 30, 2015:

(1)	Represents reclassification of “Cost of revenues” of $145.0 million to “Rental property operating and maintenance” and $33.1 million to “Depreciation and amortization.”
(2)	Represents reclassification of “Sales and marketing” of $22.4 million to “Rental property operating and maintenance” and $14.2 million to “Depreciation and amortization.”
(3)	Represents reclassification of “General and administrative” of $4.5 million to “Depreciation and amortization.”

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Income Statement for the year ended December 31, 2014:

(1)	Represents reclassification of “Cost of revenues” of $170.6 million to “Rental property operating and maintenance” and $35.7 million to “Depreciation and amortization.”
(2)	Represents reclassification of “Sales and marketing” of $22.6 million to “Rental property operating and maintenance” and $21.4 million to “Depreciation and amortization.”
(3)	Represents reclassification of “General and administrative” of $5.4 million to “Depreciation and amortization.”

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

2.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the effect of the following adjustments:

(a)	Summary of sources and uses for the Telx Acquisition (in thousands):

Sources of funds:
Net proceeds from Delta Note Offerings (1)	$940,260
Net proceeds from Forward Equity Sale (2)	674,077
Net proceeds from Preferred Offering (3)	$241,489

Total sources of funds	$1,855,826

Uses of funds:
Purchase price	$1,886,000
Assumed capital lease obligations	(46,000)

Cash paid to sellers at closing (4)	1,840,000
Transaction costs (5)	15,000
Repayments under our global revolving credit facility (1)	826

Total uses of funds	$1,855,826

(1)	See Note 2(d) for additional information on the net proceeds from the Private Notes Offerings.
(2)	See Note 2(f) for additional information on the net proceeds from the Forward Equity Sale.
(3)	See Note 2(e) for additional information on the net proceeds from the Preferred Offering.
(4)	Includes the payoff of Telx’s term loan and other loans payable of $755.4 million. These loans and the associated deferred financing costs of $19.3 million have been eliminated from the Unaudited Pro Forma Condensed Combined Balance Sheet, with a corresponding decrease to accumulated deficit.
(5)	The Company estimates that the total transaction costs will be approximately $15.0 million, excluding costs associated with the Private Notes Offerings, Forward Equity Sale, Preferred Offering and other offering costs of approximately $38.0 million. The actual amount may vary. The Company also expects to incur other financing costs and integration costs associated with the Telx Acquisition. Given the uncertainty of the amounts involved, such financing costs and integration costs are not reasonably estimable.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

(b)	Adjustment reflects the excess of purchase price over the estimated fair value of the net assets acquired. Under the acquisition method of accounting, the total estimated purchase price is allocated to Telx’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the Telx Acquisition. Below is a preliminary estimate of the purchase consideration for Telx and the adjustments to Telx’s book values to reflect the preliminary allocation of that purchase consideration to acquired identifiable assets and assumed liabilities (in thousands):

	Preliminary estimate for allocation of the purchase price	Historical Telx	Pro Forma Adjustment
Land	$7,100	$3,493	$3,607
Buildings and improvements (1)	597,769	495,254	102,515
Acquired in-place lease value and deferred leasing costs, net	252,269	—	252,269
Customer relationships	734,800	124,246	610,554
Trademark	7,300	129,941	(122,641)
Other intangible assets	—	5,664	(5,664)
Goodwill	299,862	339,013	(39,151)
Unfavorable leases	(13,100)	—	(13,100)

Total	$1,886,000	$1,097,611	$788,389

(1)	Consists of building and improvements, equipment and construction in process.

Following the Telx Acquisition, the purchase consideration will be adjusted for working capital levels and other adjustments as stipulated in the Merger Agreement.

Upon completion of the fair value assessment, the final purchase price allocation may differ from the preliminary allocation provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill. The goodwill recorded is due primarily to the synergies expected to be realized between the two companies and the assembled workforce acquired in connection with the Telx Acquisition.

The fair value of investment in real estate acquired of $604.9 million consists of land with an estimated fair value of $7.1 million, building and improvements with an estimated fair value of $273.3 million, equipment with an estimated fair value of $311.8 million and construction in process with an estimated fair value of $12.7 million. Investment in real estate is expected to be amortized on a straight-line basis over estimated useful lives of 3 - 39 years.

The components of investment in real estate have been valued using a combination of the income approach, the market approach and the cost approach, which is based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional and economic factors.

The fair value of intangible assets acquired of $981.3 million consist of in-place leases with an estimated fair value of $252.3 million, customer relationships with an estimated fair value of $734.8 million and the Telx trade name with an estimated fair value of $7.3 million and unfavorable leases of $(13.1) million. The in-place lease value is expected to be amortized on a straight-line basis over an estimated useful life of two years, the customer relationship intangible assets are expected to be

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

amortized on a straight-line basis over an estimated useful life of 18 years, the Telx trade name is expected to be amortized on a straight-line basis over an estimated useful life of five years and the unfavorable leases are expected to be amortized on a straight-line basis over the average remaining lease term of five years.

The fair value of intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the valuations include the estimated annual net cash flows for each indefinite lived or definite lived intangible asset (including net revenues, operating expenses, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate that appropriately reflects the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends as well as other factors.

(c)	Adjustment reflects the 2022 Notes Offering (and related financing costs and discount), the use of proceeds therefrom and the Notes Redemption (in thousands):

	Principal balance used in pro forma adjustment	Pro Forma Financing Costs	Discount on Debt	Net proceeds / payments
Offering of 3.950% Notes due 2022	$500,000	$(4,375)	$(3,820)	$491,805
Redemption of 4.50% Notes due 2015	(375,000)	—	—	(375,000)
Repayments under global revolving credit facility	(116,805)	—		(116,805)

Total	$8,195	$(4,375)	$(3,820)	$—

(d)	Adjustment reflects the Private Notes Offerings (and related financing costs and discount) and the use of proceeds therefrom (in thousands):

	Principal balance used in pro forma adjustment	Pro Forma Financing Costs	Discount on Debt	Net proceeds / payments
Offering of 3.400% Notes due 2020	$500,000	$(4,400)	$(1,115)	$494,485
Offering of 4.750% Notes due 2025	450,000	(4,225)	—	445,775
Repayments under global revolving credit facility	(826)	—	—	(826)

Total	$949,174	$(8,625)	$(1,115)	$939,434

(e)	Adjustment reflects the full physical settlement of the forward sale agreements by the delivery of 10,500,000 shares of the Company’s common stock at a price of $64.34 per share (based on the $68.00 per share price at which the forward purchasers sold the Company’s common stock in the public offering, less the underwriting discount of $2.72 per share and adjustments pursuant to the forward sale agreements), resulting in net proceeds of approximately $674.1 million after other offering costs, net.

(f)	Adjustment removes the deferred rent receivable as the lessor from leases with Telx, resulting in a decrease in deferred rent of $74.9 million.

(g)	Adjustment removes the deferred rent payable as the lessee from leases with the Company, resulting in a decrease in accounts payable and other accrued liabilities of $76.6 million.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

(h)	Adjustment primarily reflects the write off or write down of certain of Telx’s assets, including trademark, goodwill, deferred finance costs, net and other intangible assets, based on the Company’s preliminary purchase price allocation set forth in Note 2(b).

3.	Unaudited Pro Forma Condensed Combined Income Statement Adjustments

The Unaudited Pro Forma Condensed Combined Income Statements reflect the effect of the following pro forma adjustments:

(a)	Adjustment removes the rental revenue and percentage rent earned as the lessor from leases with Telx, resulting in a decrease in rental revenue of $47.2 million and $51.6 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(b)	Adjustment removes the rent and percentage rent expense recorded as the lessee from leases with the Company, resulting in a decrease in rental property operating and maintenance expense of $49.6 million and $67.3 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively. In addition, a straight-line rent expense adjustment was made for leases with third parties, assuming the Telx Acquisition occurred on January 1, 2014, resulting in an increase of $1.2 million and $1.8 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(c)	Reflects the net impact on depreciation and amortization expense of the following adjustments:

•	A decrease to depreciation and amortization expense of $10.9 million and $4.9 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, as a result of fair value accounting for investment in real estate and other fixed assets acquired in the Telx Acquisition.

•	An increase to depreciation and amortization expense of $109.8 million and $146.1 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, as a result of fair value accounting for definite-lived intangible assets acquired in the Telx Acquisition.

For the nine months ended September 30, 2015, real estate depreciation expense for the assets acquired in the Telx Acquisition would have been $149.3 million and non-real estate depreciation expense would have been $3.4 million. For the year ended December 31, 2014, total real estate depreciation expense for the assets acquired in the Telx Acquisition would have been $199.0 million and non-real estate depreciation expense would have been $4.6 million.

(d)	Adjustment reflects a reduction of general and administrative expense of $0.8 million and $1.0 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, as a result of the elimination of an internal management fee. The Company expects to incur additional general and administrative costs as a result of the Telx Acquisition that will include, but are not limited to, incremental salaries and benefits, audit, tax and legal fees and other administrative costs. As the Company has not yet entered into contracts with third-parties to provide the services included within this estimate, these expenses do not appear in the Unaudited Pro Forma Condensed Combined Income Statements.

(e)	Reflects the net impact on interest expense of the following adjustments:

•	A reduction in interest expense of $39.6 million and $50.8 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, due to the payoff of Telx debt in connection with the Telx Acquisition, and elimination of the associated deferred financing cost amortization of $4.5 million and $10.6 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (continued)

•	An increase in interest expense of $9.4 million and $19.8 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, due to the issuance of $500.0 million aggregate principal amount of the Operating Partnership’s 3.950% notes due 2022 in the 2022 Notes Offering, and an increase in associated deferred financing cost amortization of $0.5 million and $0.6 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, net of a reduction in interest expense of $1.4 million and $1.9 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, due to the pay down of the Operating Partnership’s revolving credit facility with a portion of the net proceeds therefrom.

•	A reduction in interest expense of $6.8 million and $16.9 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, due to the redemption of $375.0 million aggregate principal amount of the Operating Partnership’s 4.50% notes due 2015 in connection with the Notes Redemption, and elimination of the associated deferred financing cost amortization of $0.3 million and $0.6 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

•	An increase in interest expense of $28.8 million and $38.4 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, due to the issuance of $500.0 million aggregate principal amount of the 2020 Notes and $450.0 million of 2025 Notes in the Private Notes Offerings and an increase in associated deferred financing cost and discount amortization of $1.0 million and $1.4 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(f)	Adjustment reflects the noncontrolling interest portion of the adjustments to the Unaudited Pro Forma Condensed Combined Income Statements.

(g)	Adjustment reflects dividends on the series I preferred stock the Company sold in the Preferred Offering of $11.9 million and $15.9 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

DIGITAL REALTY TRUST, L.P.

OFFER TO EXCHANGE

Up to $500,000,000 aggregate principal amount of its

3.400% Notes due 2020,

which have been registered under the Securities Act,

for any and all of its outstanding 3.400% Notes due 2020

Up to $450,000,000 aggregate principal amount of its

4.750% Notes due 2025,

which have been registered under the Securities Act,

for any and all of its outstanding 4.750% Notes due 2025

each series fully and unconditionally guaranteed by Digital Realty Trust, Inc.

PROSPECTUS

February 5, 2016